As filed with the Securities and Exchange Commission on October 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2231986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300 (713) 221-2165 (Fax)	Larry E. Temple 400 West 15th Street Suite 1510 Austin, Texas 78701 (512) 477-4677 (512) 477-4478 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $1.00 par value	315,000	N/A	$8,226,001	$943

(1)	Represents the estimated maximum number of shares of Prosperity common stock that could be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act by multiplying the book value of Texas Bankers, Inc. common stock of $49.74 per share as of September 30, 2011 by the maximum number of shares of Texas Bankers, Inc. common stock to be acquired by Prosperity in the merger described herein. Does not give effect to any adjustment to the merger consideration, including the possible addition of cash consideration, as provided by the terms of the reorganization agreement described herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated October 17, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of Texas Bankers, Inc. to be held on [—], 2011 at [—] [—].m. at 2829 Bee Cave Road, Austin, Texas 78746. At this important meeting, you will be asked to consider and vote on the approval of a reorganization agreement which provides for the merger of Texas Bankers with and into Prosperity Bancshares, Inc. If the merger is completed, all outstanding shares of Texas Bankers common stock will be converted into an aggregate of 315,000 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement. Based on 165,380 shares of Texas Bankers common stock issued and outstanding as of [—], 2011, holders of Texas Bankers common stock will receive 1.9047 shares of Prosperity common stock, subject to adjustment, for each share they own. After completion of the merger, we expect that current Prosperity shareholders will own approximately 99.33% of the combined company and shareholders of Texas Bankers will own approximately 0.67% of the combined company. Prosperity’s common stock is listed on the NASDAQ Global Select Market under the symbol “PRSP.” Based on the closing price of Prosperity common stock on [—], 2011 of $[—], without giving effect to any potential adjustment based on the average closing price of Prosperity common stock pursuant to the reorganization agreement as discussed in more detail in this proxy statement/prospectus, shareholders of Texas Bankers would receive merger consideration with a value of approximately $[—] for each share of Texas Bankers common stock they own.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least two-thirds of the outstanding shares of Texas Bankers common stock approve the reorganization agreement. Texas Bankers is asking its shareholders to consider and vote on this reorganization proposal at a special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Texas Bankers. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the reorganization agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the reorganization agreement.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission. We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

J. Gordon Muir, Jr.
Chairman of the Board and President
Texas Bankers, Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated [—], 2011

and first mailed to shareholders of Texas Bankers on or about [—], 2011

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is described on page 79 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III, President and Chief Operating Officer

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of Texas Bankers, you must request the information by [—], 2011.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of [—], 2011. There may be changes in the affairs of Texas Bankers or Prosperity since that date, which are not reflected in this document.

Texas Bankers, Inc.

1005 Congress Avenue

Austin, Texas 78701

(512) 485-7600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Texas Bankers, Inc. will be held on [—], 2011 at [—] [—].m., local time, at 2829 Bee Cave Road, Austin, Texas 78746, for the following purposes:

1.	To approve the Agreement and Plan of Reorganization, dated as of September 13, 2011, by and between Prosperity Bancshares, Inc. and Texas Bankers, Inc. pursuant to which Texas Bankers will merge with and into Prosperity, all on and subject to the terms and conditions contained therein; and

2.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on [—], 2011 will be entitled to notice of and to vote at the meeting.

Shareholders of Texas Bankers have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Texas Bankers common stock under applicable provisions of the Texas Business Organizations Code. In order for a shareholder of Texas Bankers to perfect his right to dissent, such shareholder must file a written objection to the merger with Texas Bankers prior to the special meeting, vote against the reorganization agreement and must file a written demand with Prosperity within 20 days after the consummation of the merger for payment of the fair value of the shareholder’s shares of Texas Bankers common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Approval of the Reorganization Agreement—Dissenters’ Rights of Texas Bankers Shareholders.”

By Order of the Board of Directors,

J. Gordon Muir, Jr.
Chairman of the Board and President

Austin, Texas

            [—], 2011

The board of directors of Texas Bankers unanimously recommends that you vote FOR the approval of the reorganization agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

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(continued)

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(continued)

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What are Texas Bankers shareholders being asked to vote upon?

A:	The shareholders of Texas Bankers are being asked to vote upon a proposal to approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of Texas Bankers with and into Prosperity.

Q:	What will happen in the merger?

A:	In the merger, Texas Bankers will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, Texas Bankers’ subsidiary, Bank of Texas, will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What form of consideration will Texas Bankers shareholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the shareholders of Texas Bankers and the merger is subsequently completed, all outstanding shares of Texas Bankers common stock will be converted into an aggregate of 315,000 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement. Based on 165,380 shares of Texas Bankers common stock issued and outstanding as of [—], 2011, holders of Texas Bankers common stock will receive 1.9047 shares of Prosperity common stock, subject to adjustment, for each share they own, plus cash in lieu of any fractional share.

The merger consideration is subject to adjustment, including the possible addition of cash consideration, based on the 20 trading day average closing price of the Prosperity common stock in the manner and under the circumstances set forth in the reorganization agreement. The merger consideration is also subject to decrease in the event Texas Bankers’ equity capital on the closing date of the merger is less than $7,500,000 in the manner and under the circumstances set forth in the reorganization agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the first quarter of 2012, although delays could occur.

Q:	When and where will Texas Bankers shareholders’ meeting be held?

A:	The Texas Bankers’ shareholders’ meeting is scheduled to take place at [—][—].m., local time, on [—] [—], 2011 at 2829 Bee Cave Road, Austin, Texas 78746.

Q:	What votes are required for approval of the reorganization agreement?

A:	Approval of the reorganization agreement by Texas Bankers shareholders requires the affirmative vote of the holders of at least two-thirds of the shares of Texas Bankers common stock outstanding on [—], 2011.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors of Texas Bankers has unanimously approved and adopted the reorganization agreement and recommends that the shareholders of Texas Bankers vote FOR approval of the reorganization agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Texas Bankers common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, simply indicate on the proxy card applicable to your Texas Bankers common stock how you want to vote, sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of Texas Bankers common stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the reorganization agreement requires affirmative approval of at least two-thirds of the outstanding shares of Texas Bankers common stock, the failure to return your proxy card will have the same effect as a vote against the reorganization agreement, unless you attend the special meeting in person and vote for approval of the reorganization agreement.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to vote against the proposal to approve the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Texas Bankers Shareholders” beginning on page 59. The appraised fair value of your shares of Texas Bankers common stock may be more or less than the value of the Prosperity common stock and cash, if any, being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Texas Bankers stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact J. Gordon Muir, Jr., Texas Bankers, Inc., 1005 Congress Avenue, Austin, Texas 78701, telephone (512) 485-7600.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 79. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act (the “GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of one hundred seventy-five (175) full-service banking centers, with sixty (60) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-three (33) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area. As of June 30, 2011, on a consolidated basis, Prosperity had total assets of $9.7 billion, total loans of $3.7 billion, total deposits of $7.7 billion and shareholders’ equity of $1.5 billion.

Texas Bankers, Inc.

1005 Congress Avenue

Austin, Texas 78701

(512) 485-7600

Texas Bankers, Inc., a Texas corporation, is a bank holding company registered under the BHC Act and the holding company for the Bank of Texas. Bank of Texas operates from two banking offices located in Austin, Texas, with one location in downtown and the other in the Rollingwood area, and from one banking office in Thorndale. As of June 30, 2011, on a consolidated basis, Texas Bankers had total assets of $72.0 million, total loans of $30.6 million, total deposits of $64.1 million and shareholders’ equity of $8.3 million.

Proposed Merger of Texas Bankers into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby Texas Bankers will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, the existing Thorndale office of Bank of Texas will become a full-service banking center of Prosperity Bank, the existing Rollingwood office of Bank of Texas will be consolidated with the Westlake location of Prosperity Bank and the downtown Austin Bank of Texas banking center will be consolidated into Prosperity Bank’s downtown Austin location. We expect to complete the merger during the first quarter of 2012, although delays could occur.

Terms of the Merger of Texas Bankers into Prosperity (page 32)

Pursuant to the terms of the reorganization agreement, all outstanding shares of Texas Bankers common stock will be converted into an aggregate of 315,000 shares of Prosperity common stock, subject to adjustment. More specifically, the number of shares of Prosperity common stock comprising the merger consideration will be decreased in the event that the average closing price of Prosperity’s common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger exceeds $52.16. In addition, if the average closing price of Prosperity’s common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger (1) falls below $34.78 and (2) the Prosperity common stock underperforms the KBW Bank Index over that same measurement period, Prosperity may adjust the merger consideration to include a cash payment such that the aggregate value of the 315,000 shares of Prosperity common stock and cash equal at least $10,955,700, as further described in this proxy statement/prospectus. The merger consideration is also subject to decrease in the event Texas Bankers’ equity capital on the closing date of the merger is less than $7,500,000 in the manner and under the circumstances set forth in the reorganization agreement.

The market price of Prosperity common stock will fluctuate from the date of this proxy statement/ prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the addition of cash consideration. Because of the possibility of a decrease to the exchange ratio or the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement.

Material Federal Income Tax Consequences (page 54)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, or the Code. As a result of receiving common stock and possibly cash in exchange for Texas Bankers common stock, in general, shareholders of Texas Bankers will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in Texas Bankers common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of Texas Bankers. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of Texas Bankers (page 36)

Hovde Financial, Inc. has delivered a written opinion to the board of directors of Texas Bankers that, as of September 12, 2011, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of Texas Bankers common stock from a financial point of view. We have attached this opinion to this document as Appendix B. The opinion of Hovde is not a recommendation to any Texas Bankers shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and qualifications and limitations on the reviews undertaken by Hovde in providing its opinion. Texas Bankers agreed to pay Hovde a fee for its services and indemnify Hovde against certain liabilities arising out of the merger and Hovde’s engagement.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 74)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the third quarter of 2011, Prosperity paid a cash dividend of $0.175 per share.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement, Prosperity will issue approximately 315,000 shares of its common stock to Texas Bankers shareholders in connection with the merger. Based on 46,892,944 shares of Prosperity common stock outstanding as of September 30, 2011, after the merger, the former Texas Bankers shareholders would own approximately 0.67% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 74)

Shares of Prosperity common stock are quoted on the NASDAQ Global Select Market under the symbol “PRSP.” On September 12, 2011, the last trading day before the merger was announced, Prosperity common stock closed at $35.09 per share. On [—], 2011, Prosperity common stock closed at $[—] per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of Texas Bankers are not traded on any established public trading market.

The Texas Bankers Special Shareholders’ Meeting (page 30)

The special meeting of shareholders of Texas Bankers will be held on [—], 2011, at [—] [—].m., local time, at 2829 Bee Cave Road, Austin, Texas 78746. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the reorganization agreement that provides for the merger of Texas Bankers with and into Prosperity; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Record Date Set at [—], 2011; At Least Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement (page 30)

You may vote at the special meeting of Texas Bankers shareholders if you owned Texas Bankers common stock at the close of business on [—], 2011. You can cast one vote for each share of Texas Bankers common stock you owned at that time. As of [—], 2011, there were 165,380 shares of Texas Bankers common stock issued and outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Texas Bankers common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

You may vote your shares of Texas Bankers common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Texas Bankers, or by voting in person at the special meeting.

Texas Bankers’ Reasons for the Merger and Recommendations of Texas Bankers’ Board (page 34)

Based on the reasons discussed elsewhere in this document, the board of directors of Texas Bankers believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by the Texas Bankers’ board of directors in approving the reorganization agreement, see page 34.

Members of Texas Bankers’ Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 30; Exhibit A to Appendix A)

As of September 30, 2011, the directors and executive officers of Texas Bankers (nine persons) were entitled to vote 55,589 shares of Texas Bankers common stock, or approximately 33.61% of the outstanding shares of the common stock entitled to vote at the special meeting. Each of these directors and executive officers has executed an agreement to vote his shares of Texas Bankers common stock in favor of approval of the reorganization agreement.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Texas Secretary of State. If Texas Bankers shareholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2012, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of Texas Bankers Stock Certificates (page 44)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of Texas Bankers common stock in exchange for stock certificates representing shares of Prosperity common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Texas Bankers common stock. Please do not send Texas Bankers or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 48)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the reorganization agreement by the shareholders of Texas Bankers;

•	accuracy of each party’s representations and warranties as of the closing date of the merger;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on Prosperity’s operations which are unacceptable to Prosperity;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of Texas Bankers with the Securities and Exchange Commission;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of Texas Bankers on the NASDAQ Global Select Market;

•	confirmation by Prosperity that Texas Bankers’ allowance for loan losses, as of the closing date, is equal to at least 2.50% of total loans;

•

termination of each change in control agreement between an officer and Texas Bankers and payment by Texas Bankers of any amount due and execution by such officer of a termination and release agreement;

•	execution of employment and non-competition agreements by certain officers of Texas Bankers with Prosperity Bank, which have been executed;

•	execution of non-competition agreements between each of the directors of Texas Bankers and Bank of Texas who does not execute an employment agreement with Prosperity, which have been executed;

•

execution of release agreements by each of the directors and officers (with a title of Vice President or above) of Texas Bankers and Bank of Texas releasing Texas Bankers and Bank of Texas and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions (Director/Officer Release);

•

execution of release agreements by Texas Bankers releasing each director and officer who executed a Director/Officer Release from any and all claims of Texas Bankers and Bank of Texas and their respective successors, subject to certain limited exceptions; and

•	receipt of the opinions of counsel to each of Texas Bankers and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Any condition to the consummation of the merger may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 58)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Prosperity intends to file the required documentation with the Federal Reserve Bank of Dallas to obtain approval of the merger following receipt of approvals required for the bank merger as described below.

In addition, the merger of Bank of Texas with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and Texas Department of Banking (TDB). We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On September 30, 2011, Prosperity filed an application with the FDIC and TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Texas Bankers and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Modifications or Waiver (page 52)

We may amend the reorganization agreement and each of us may waive our right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of the Texas Bankers pursuant to the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval by Texas Bankers shareholders.

Termination of the Reorganization Agreement (page 53)

Prosperity and Texas Bankers can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or Texas Bankers can decide, without the consent of the other, to terminate the reorganization agreement if:

•

the merger has not become effective by January 11, 2012, unless regulatory approval has not been received by such date, in which case this deadline will be extended to February 10, 2012, or such later date approved in writing by the respective boards of directors, unless the failure to complete the merger by that time is due to a material breach of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•

any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the reorganization agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•

the approval of the reorganization agreement by the shareholders of Texas Bankers is not obtained by reason of the failure to obtain the required vote at the special meeting at which the Texas Bankers shareholders consider the reorganization agreement;

•	any of the conditions to the obligations of Prosperity or the obligations of Texas Bankers, respectively, have not been met or waived by the party entitled to such benefit; or

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

Texas Bankers may terminate the reorganization agreement, without the consent of Prosperity, if the average per share closing price for the Prosperity common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger is less than $34.78 per share and the Prosperity common stock underperforms the KBW Bank Index over that same measurement period; provided, however, that Prosperity has the option, but not the obligation, to nullify any exercise by Texas Bankers of this termination right by increasing the merger consideration.

In addition, Prosperity may terminate the reorganization agreement, without the consent of Texas Bankers, if:

•

any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Texas Bankers, Bank of Texas, Prosperity or Prosperity Bank that are unacceptable to Prosperity; or

•

on or prior to November 12, 2011, the results of any environmental inspections or surveys of the properties of Texas Bankers or Bank of Texas identify certain violations or potential violations of environmental laws or would require certain remedial or clean up action under environmental laws or would have a material adverse effect on Texas Bankers.

In the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement or as set forth below.

Some of the Directors and Officers of Texas Bankers Have Financial Interests in the Merger that Differ from Your Interests (page 52)

Some of the directors and officers of Texas Bankers have interests in the merger that differ from, or are in addition to, their interests as shareholders of Texas Bankers. These interests include:

•

each of J. Gordon Muir, Jr., George M. Boyd, Jr. and William R. Mathis, Jr. will receive a payment from Texas Bankers in connection with the termination of his current change in control agreement with Texas Bankers immediately prior to the completion of the merger;

•

each of Messrs. Muir, Boyd and Mathis has entered into a two-year employment agreement with Prosperity Bank to be effective upon completion of the merger whereby each individual is entitled to receive payment of his base salary for the remainder of the initial term upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability; and

•	the directors and officers of Texas Bankers and Bank of Texas will receive continued director and officer liability insurance coverage for a period of four years after completion of the merger.

Comparison of Rights of Shareholders of Prosperity and Texas Bankers (page 62)

Texas Bankers is a Texas corporation and the rights of shareholders of Texas Bankers are governed by Texas law and Texas Bankers’ articles of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of Texas Bankers will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 59)

As a shareholder of Texas Bankers, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of Texas Bankers common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash, if any, being paid in the merger.

Persons having beneficial interests in Texas Bankers common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of Texas Bankers Shareholders” on page 59.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Texas Bankers common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material Federal Income Tax Consequences.” If the reorganization agreement is approved by the shareholders of Texas Bankers, holders of Texas Bankers common stock who make a written objection to the merger prior to the Texas Bankers special meeting, vote against the approval of the reorganization agreement and properly make a written demand for payment following notice of the merger will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Organizations Code.

The text of the provisions of the Texas Business Organizations Code pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and its Annual Report on Form 10-K for the year ended December 31, 2010. See “Where You Can Find Additional Information” on page 79 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2011 and 2010 are derived from Prosperity’s unaudited interim consolidated financial statements, but Prosperity’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
	2011		2010	2010(1)	2009	2008		2007		2006
	(In thousands, except per share data)
Income Statement Data:
Interest income	$189,061		$195,854	$384,537	$409,614	$347,878		$340,608		$231,739
Interest expense	25,018		37,482	66,389	102,513	120,149		140,173		93,594

Net interest income	164,043		158,372	318,148	307,101	227,729		200,435		138,145
Provision for credit losses	3,100		7,685	13,585	28,775	9,867		760		504

Net interest income after provision for credit losses	160,943		150,687	304,563	278,326	217,862		199,675		137,641
Noninterest income	27,397		26,274	53,833	60,097	52,370		52,923		33,982
Noninterest expense	84,209		82,774	166,594	169,700	143,796		126,843		77,669

Income before taxes	104,131		94,187	191,802	168,723	126,436		125,755		93,954
Provision for income taxes	35,161		31,443	64,094	56,844	41,929		41,604		32,229

Net income	$68,970		$62,744	$127,708	$111,879	$84,507	(2)	$84,151	(2)	$61,725

Per Share Data:
Basic earnings per share	$1.47		$1.35	$2.74	$2.42	$1.87	(2)	$1.96	(2)	$1.96
Diluted earnings per share	1.47		1.34	2.73	2.41	1.86	(2)	1.94	(2)	1.94
Book value per share	32.24		30.12	31.11	29.03	27.24		25.51		20.26
Cash dividends declared	0.35		0.31	0.64	0.57	0.51		0.46		0.41
Dividend payout ratio	23.77%		23.02%	23.37%	23.45%	27.66%		24.15%		21.10%
Weighted average shares outstanding (basic) (in thousands)	46,799		46,581	46,621	46,177	45,300		42,928		31,491
Weighted average shares outstanding (diluted) (in thousands)	47,001		46,857	46,832	46,354	45,479		43,310		31,893
Shares outstanding at end of period (in thousands)	46,888		46,622	46,684	46,541	46,080		44,188		32,793

Balance Sheet Data (at period end):
Total assets	$9,657,147		$9,608,822	$9,476,572	$8,850,400	$9,072,364		$6,372,343		$4,586,769
Securities	4,641,664		4,817,847	4,617,116	4,118,290	4,160,401		1,857,606		1,590,303
Loans	3,665,248		3,425,040	3,485,023	3,376,703	3,567,057		3,142,971		2,176,507
Allowance for credit losses	51,932		52,727	51,584	51,863	36,970		32,543		23,990
Total goodwill and intangibles	949,336		954,873	953,034	912,372	912,850		799,978		447,371
Other real estate owned	8,841		12,520	11,053	7,829	4,450		10,207		140
Total deposits	7,667,692		7,813,929	7,454,920	7,258,550	7,303,297		4,966,407		3,725,678
Borrowings and notes payable	340,127		247,995	374,433	98,736	325,412		116,047		73,633
Junior subordinated debentures	85,055	(3)	92,265	92,265	92,265	92,265		112,885		100,519
Total shareholders’ equity	1,511,648		1,404,134	1,452,339	1,351,245	1,255,106		1,127,431		664,411

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2011	2010	2010(1)	2009	2008		2007		2006
	(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$9,616,151	$9,186,906	$9,278,380	$8,851,694	$7,025,418		$6,094,064		$4,283,795
Securities	4,692,639	4,411,177	4,508,918	4,052,989	2,409,758		1,849,613		1,612,221
Loans	3,574,207	3,373,654	3,394,502	3,455,761	3,250,447		3,092,797		2,037,379
Allowance for credit losses	51,780	52,240	52,151	42,279	33,004		34,705		22,476
Total goodwill and intangibles	951,189	926,234	940,080	914,384	842,580		759,733		406,920
Deposits	7,725,660	7,534,397	7,532,739	7,212,015	5,471,441		4,727,519		3,449,100
Junior subordinated debentures	88,059	92,265	92,265	92,265	99,998		124,613		92,271
Shareholders’ equity	1,484,217	1,380,002	1,406,159	1,304,749	1,192,293		1,039,955		602,712
Performance Ratios:
Return on average assets	1.43%	1.37%	1.38%	1.26%	1.20	%(4)	1.38	%(5)	1.44%
Return on average equity	9.29	9.09	9.08	8.57	7.09	(4)	8.09	(5)	10.24
Net interest margin (tax equivalent)	4.04	4.09	4.04	4.08	3.96		4.06		3.80
Efficiency ratio(6)	43.94	44.93	44.83	46.27	46.51		46.19		45.27
Asset Quality Ratios(7):
Nonperforming assets to total loans and other real estate	0.35%	0.64%	0.45%	0.48%	0.40%		0.49%		0.05%
Net charge-offs to average loans	0.08	0.20	0.41	0.40	0.23		0.18		0.04
Allowance for credit losses to total loans	1.42	1.54	1.48	1.54	1.04		1.04		1.10
Allowance for credit losses to nonperforming loans(8)	1,358.1	581.8	1,114.6	616.6	379.7		634.7		2,530.6
Capital Ratios(7):
Leverage ratio	7.24%	6.10%	6.87%	6.47%	5.68%		8.09%		7.76%
Average shareholders’ equity to average total assets	15.43	15.02	15.16	14.74	16.97		17.07		14.07
Tier 1 risk-based capital ratio	14.72	12.31	13.64	12.61	10.27		13.13		13.52
Total risk-based capital ratio	15.93	13.56	14.87	13.86	11.17		14.11		14.55

(1)	Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008. Net income for the year ended December 31, 2007 includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of basic and diluted earnings per share of $0.15 for the year ended December 31, 2007.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 31, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 31, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 31, 2007).
(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 11 basis points and a decrease of return on average equity of 63 basis points for the year ended December 31, 2007.
(6)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(7)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(8)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of Texas Bankers

The following table sets forth selected historical consolidated financial data of Texas Bankers. The selected historical consolidated financial data as of and for each of the five years ended December 31, 2010 is derived from Texas Bankers’ audited consolidated financial statements. The selected historical consolidated financial data as of June 30, 2011 and 2010 and for the six-month periods then ended are derived from Texas Bankers’ unaudited interim consolidated financial statements, but Texas Bankers’ management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except share and per share data)
Statements of Earnings Data:
Interest income	$1,162	$1,441	$2,680	$3,585	$4,731	$6,242	$6,247
Interest expense	99	206	357	604	1,228	2,119	1,877

Net interest income	1,063	1,235	2,322	2,981	3,503	4,122	4,370
Provision for possible credit losses	75	175	450	1,550	500	50	113

Net interest income after provision for possible credit losses	988	1,060	1,872	1,431	3,003	4,072	4,257
Noninterest income	175	200	359	458	516	549	477
Noninterest expense	1,455	1,587	3,311	3,396	3,158	2,898	2,907

(Loss) earnings before income taxes	(292)	(327)	(1,079)	(1,507)	361	1,724	1,827
Provision for income tax (benefit) expense	(108)	(115)	(388)	(537)	103	563	622

Net (loss) earnings	$(184)	$(212)	$(691)	$(970)	$258	$1,160	$1,205

Per Share Data:
Basic earnings per share	$(1.11)	$(1.28)	$(4.18)	$(5.87)	$1.56	$7.16	$7.44
Diluted earnings per share	(1.11)	(1.28)	(4.18)	(5.73)	1.52	6.57	6.82
Book value per share	50.47	54.85	51.64	56.17	62.05	60.43	52.52
Weighted average shares outstanding	165,380	165,380	165,380	165,380	164,631	162,000	162,000
Shares outstanding at end of period	165,380	165,380	165,380	165,380	165,380	162,000	162,000

Balance Sheet Data (at period end):
Total assets	$71,965	$73,022	$82,824	$75,833	$79,314	$86,359	$85,815
Securities	2,840	6,182	6,480	7,016	11,181	14,001	8,375
Loans	30,582	35,548	33,084	42,531	51,713	52,086	51,528
Allowance for possible credit losses	869	827	796	1,000	786	776	1,007
Deposits	64,139	64,016	73,986	66,398	68,701	76,340	76,907
Shareholders’ equity	8,347	9,071	8,540	9,289	10,262	9,790	8,508

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except share and per share data)

Average Balance Sheet Data:
Total assets	$73,135	$73,054	$73,653	$76,449	$80,624	$82,982	$82,737
Securities	4,902	6,794	6,352	8,799	12,725	12,999	8,785
Loans	31,747	39,528	36,497	46,930	54,550	53,013	52,687
Deposits	65,144	64,110	64,760	66,091	70,281	73,568	74,522
Shareholders’ equity	8,445	9,231	9,052	10,237	10,172	9,153	7,893

Performance Ratios:
Return on average assets	(0.25)%	(0.29)%	(0.94)%	(1.27)%	0.32%	1.40%	1.46%
Return on average equity	(2.18)	(2.30)	(7.63)	(9.48)	2.54	12.67	15.27
Net interest margin	1.58	1.73	2.58	2.28	4.40	5.31	5.54
Efficiency ratio(1)	125.11	125.95	148.41	179.78	89.74	62.71	61.41

Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	0.42%	6.08%	2.39%	5.30%	8.59%	2.52%	0.56%
Net charge-offs to average loans	0.01	0.88	1.79	2.85	0.90	0.53	(0.02)
Allowance for possible credit losses to period-end loans	2.84	2.33	2.41	2.35	1.52	1.49	1.95
Allowance for possible credit losses to nonperforming loans(3)	3,103.57	269.38	194.15	200.80	30.57	0.00	350.87

Capital Ratios(2):
Leverage ratio	11.60%	12.42%	10.31%	12.25%	12.94%	11.34%	9.91%
Average shareholders’ equity to average total assets	11.55	12.64	12.29	13.39	12.62	11.03	9.54
Tier risk-based capital ratio	24.27	22.60	23.78	19.80	17.12	15.38	14.33
Total risk-based capital ratio	25.54	23.86	25.04	21.06	18.38	16.61	15.58

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on September 12, 2011, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of Texas Bankers common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Texas Bankers common stock is not provided because there is no active market for Texas Bankers common stock. Based on 165,380 shares of Texas Bankers common stock issued and outstanding as of [—], 2011, holders of Texas Bankers common stock will receive 1.9047 shares of Prosperity common stock, subject to adjustment under certain circumstances as provided in the reorganization agreement, for each share they own. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the addition of cash consideration. Because of the possibility of a decrease of the exchange ratio or the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement. We urge you to obtain the current market price of the Prosperity common stock before you vote.

	Prosperity Common Stock(1)		Equivalent Pro Forma Per Share of Texas Bankers Common Stock(2)
September 12, 2011	$35.09		$66.84
[—], 2011	[—	]	[—	]

(1)	Represents the closing price of Prosperity common stock on the NASDAQ Global Select Market.
(2)	Equivalent pro forma market value per share of Texas Bankers common stock represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 1.9047, assuming no adjustment.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that Texas Bankers shareholders receive for their shares of Texas Bankers common stock.

Under the terms of the reorganization agreement, and subject to certain exceptions as described elsewhere in this document, the number of shares of Prosperity common stock to be issued for the merger consideration is fixed at 315,000 shares. The market price of the Prosperity common stock may vary from its price on the date immediately prior to the public announcement of the merger, the date of this proxy statement/prospectus, the date of Texas Bankers’ special meeting and the date for determining the average closing price discussed below. The market price of Prosperity common stock may fluctuate as a result of a variety of factors, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of Prosperity. As a result of the fixed number of shares of Prosperity common stock to be issued in the merger, the market value of the shares of Prosperity common stock that a Texas Banker shareholder receives in the merger will decline correspondingly with any declines in the market price of Prosperity common stock prior to and as of the date the merger consideration is paid, subject to the limitations discussed in the following paragraph.

In the event the average closing price of Prosperity common stock falls below $34.78 and the Prosperity common stock underperforms the KBW Bank Index, Texas Bankers may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $10,955,700. If Prosperity elects to pay the cash consideration, Texas Bankers will no longer have the right to terminate the reorganization agreement for this reason. If Prosperity elects not to increase the merger consideration, Texas Bankers may terminate the reorganization agreement. Further, in the event the average closing price of Prosperity common stock is greater than $52.16, the exchange ratio will be reduced so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $16,430,400.

Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure Texas Bankers shareholders of the market value or number of shares of Prosperity common stock that they will receive in the merger. Accordingly, at the time Texas Bankers shareholders vote with respect to the reorganization agreement, they will not know the market value or number of shares of Prosperity common stock that they will receive in the merger.

If the price of Prosperity common stock falls below a pre-agreed level and the Prosperity common stock underperforms the KBW Bank Index, and if Prosperity does not elect to increase the merger consideration, Texas Bankers has the right to terminate the reorganization agreement and the merger would not occur.

If the average closing price for Prosperity common stock during the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger is less than $34.78 per share and the

Prosperity common stock underperforms the KBW Bank Index during the same measurement period, Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the merger consideration, based on the average closing price, is no less than $10,955,700. If Prosperity elects not to increase the merger consideration, Texas Bankers may terminate the reorganization agreement.

As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and Texas Bankers’ board of directors has the power to choose not to terminate the reorganization agreement and proceed with the merger if Prosperity does not increase the merger consideration, there is no obligation of either board to exercise such power.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting Texas Bankers common stock or Prosperity common stock currently.

The businesses of Prosperity and Texas Bankers differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and Texas Bankers. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Board of Governors of the Federal Reserve System must approve, or waive approval of, the merger and the Federal Deposit Insurance Corporation and Texas Department of Banking must approve the merger of Bank of Texas with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

Texas Bankers will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Texas Bankers and consequently on Prosperity. These uncertainties may impair Texas Bankers’ ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Texas Bankers to seek to change existing business relationships with Texas Bankers. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Prosperity, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts Texas Bankers from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent Texas Bankers from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 45 of this proxy statement/prospectus for a description of the restrictive covenants to which Texas Bankers is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and Texas Bankers have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of Texas Bankers may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of Texas Bankers may be different from those of Texas Bankers shareholders, and directors and officers of Texas Bankers may be participants in arrangements that are different from, or in addition to, those of Texas Bankers shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of Texas Bankers in the Merger” beginning on page 52.

Prosperity may fail to realize the cost savings estimated for the merger.

Prosperity estimates that it will realize cost savings from the merger when fully phased in; however, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and Texas Bankers in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Texas Bankers shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Texas Bankers shareholders currently have the right to vote in the election of the board of directors of Texas Bankers and on other matters affecting Texas Bankers. The merger will transfer control of Texas Bankers to Prosperity and to the shareholders of Prosperity. When the merger occurs, each Texas Bankers shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of Texas Bankers. Because of this, Texas Bankers shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of Texas Bankers.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has initiated internal growth programs and completed a number of acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. In addition, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of 1-4 family residential, construction and land development and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Prosperity retains direct exposure to the residential and commercial real estate markets, and it is affected by these events.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these difficult market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse affect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against it. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market and related interest rates and regulatory guidance that could require additional capital and could adversely affect its financial condition, results of operations and cash flows.

Approximately 84.1% of Prosperity’s total loans as of June 30, 2011 consisted of loans included in the real estate loan portfolio with 13.2% in construction and land development, 29.3% in residential real estate and 38.5% in commercial real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

As of June 30, 2011, Prosperity had $483.6 million or 13.2% of total loans in construction and land development loans. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;

•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and

•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. If Prosperity is forced to foreclose on a project prior to completion, it may not be able to recover the entire unpaid portion of the loan, may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate amount of time. If any of these risks were to occur, it could adversely affect Prosperity’s financial condition, results of operations and cash flows.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in Prosperity’s commercial mortgage or construction and land development portfolios or if its regulators conclude that Prosperity has not implemented appropriate risk management practices, it could adversely affect Prosperity’s business and result in a requirement of increased capital levels, and such capital may not be available at that time.

Prosperity’s commercial mortgage and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial mortgage and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of June 30, 2011, commercial mortgage and commercial loans totaled $1.9 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial mortgage loans generally will be serviced from income on the properties securing the loans.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. Unlike larger banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the greater Houston and Dallas/Fort Worth metropolitan areas and in the east, central, north central, south central and southeast areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity would likely experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Management makes various assumptions and judgments about the collectability of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of its loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of its loan portfolio through its internal loan review process and other relevant factors.

Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its historical loss experience and its evaluation of general economic conditions. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Prosperity’s control, may require an increase in the allowance for credit losses. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Prosperity that could materially harm Prosperity’s operating results.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on Prosperity’s financial condition and results of operations.

Goodwill represents the amount of acquisition cost over the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At June 30, 2011, Prosperity’s goodwill totaled $924.5 million. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity may be required to pay higher FDIC deposit insurance assessments in the future.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC to historical lows. The FDIC expects a higher rate of insured depository institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have resulted in increased FDIC assessments in 2009 and 2010 and may result in increased assessments in the future.

On February 7, 2011, the FDIC approved a final rule that amends its existing DIF restoration plan and implements certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Effective April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the previous assessment base of adjusted domestic deposits. The new assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. The new assessment rates were calculated for the quarter beginning April 1, 2011 and reflected in invoices for assessments due September 30, 2011.

The final rule provides the FDIC’s board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted on February 7, 2011 without notice and comment, if certain conditions are met. An increase in the assessment rates could have an adverse impact on Prosperity’s results of operations. For the six months ended June 30, 2011 and 2010, Prosperity’s FDIC insurance related costs were $2.8 million.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available when needed or at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance. Accordingly, Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. An inability to raise additional capital on acceptable terms when needed could subject Prosperity to increased regulatory supervision and the imposition of restrictions on its growth or business, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Although Prosperity has policies and procedures designed to prevent or minimize the effect of a failure, interruption or breach in security of its communications or information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any such failures, interruptions or security breaches could result in a loss of customer business and have a negative effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology and Prosperity’s inability to invest in technological improvements may adversely affect its results of operations, financial condition and cash flows.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision; and changes in federal, state and local laws and regulations could adversely affect its financial performance.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions can now offer interest on demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•

a provision that any special meeting of Prosperity’s shareholders may be called only by the chairman of the board and chief executive officer, the president, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on the shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements. In addition, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that Prosperity inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to Prosperity’s capital structure, including interest on the subordinated debentures underlying Prosperity’s trust preferred securities. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of June 30, 2011, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of the common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•

Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and Texas Bankers will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of Texas Bankers’ shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or the Texas Bankers’ interest margins;

•	general business and economic conditions in the markets Prosperity or Texas Bankers serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or Texas Bankers’ businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of Texas Bankers and is being furnished to all record holders of Texas Bankers common stock in connection with the solicitation of proxies by the board of directors of Texas Bankers to be used at a special meeting of shareholders of Texas Bankers to be held on [—], 2011. The purpose of the Texas Bankers special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of September 13, 2011, by and between Prosperity and Texas Bankers, which provides, among other things, for the merger of Texas Bankers with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of Texas Bankers common stock upon completion of the merger.

TEXAS BANKERS SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Texas Bankers shareholders will be held at [—] [—].m. local time on [—], 2011 at 2829 Bee Cave Road, Austin, Texas 78746.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of September 13, 2011, by and between Prosperity and Texas Bankers, and the transactions contemplated thereby, including, among other things, the merger of Texas Bankers with and into Prosperity.

At this time, the board of directors of Texas Bankers is unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Texas Bankers common stock at the close of business on [—], 2011 will be entitled to notice of and to vote at the special meeting. At the close of business on that date, there were 165,380 shares of Texas Bankers common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of Texas Bankers will be entitled to one vote for each share of common stock owned of record on [—], 2011. The holders of a majority of the shares of Texas Bankers common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding Texas Bankers common stock is required to approve the reorganization agreement.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the reorganization agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the reorganization agreement or a failure to vote on the reorganization agreement. Accordingly, the board of directors of Texas Bankers encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

On the record date, the directors and executive officers of Texas Bankers were entitled to vote, in the aggregate, 55,589 shares of Texas Bankers common stock, or approximately 33.61% of the outstanding shares of common stock entitled to vote at the special meeting. Each of these directors and executive officers has executed an agreement to vote his shares of Texas Bankers common stock in favor of approval of the reorganization agreement.

The board of directors of Texas Bankers unanimously recommends that you vote FOR the proposal to approve the reorganization agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Texas Bankers and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies.

Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the reorganization agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of Texas Bankers at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Texas Bankers;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of Texas Bankers at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Texas Bankers, Inc., 1005 Congress Avenue, Austin, Texas 78701, Attention: Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of Texas Bankers. Texas Bankers is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of Texas Bankers intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. Texas Bankers will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of Texas Bankers with and into Prosperity. If the shareholders of Texas Bankers approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2012, although delays could occur. As a result of the merger, and assuming no adjustment to the merger consideration, holders of Texas Bankers common stock will be entitled to receive whole shares of Prosperity common stock, with cash paid in lieu of a fractional share, and will no longer be owners of Texas Bankers stock. As a result of the merger, certificates for Texas Bankers common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of Texas Bankers common stock will be converted into an aggregate of 315,000 shares of Prosperity common stock, subject to adjustment under certain circumstances as set forth in the reorganization agreement and discussed below. Based on 165,380 shares of Texas Bankers common stock issued and outstanding as of [—], 2011, holders of Texas Bankers common stock will receive 1.9047 shares of Prosperity common stock, subject to adjustment, for each share they own.

More specifically, if the consecutive 20 trading day average closing price of the Prosperity common stock on the fifth trading day immediately prior to the closing date (average closing price) is (1) less than $34.78 and (2) the percentage difference between (A) $43.47 (the average closing price of Prosperity common stock for the 20 consecutive trading days ending on August 4, 2011) and (B) the average closing price of the Prosperity common stock is greater than the percentage difference between (Y) $46.37 (the average closing price of the KBW Bank Index for the 20 consecutive trading days ending on August 4, 2011) and (Z) the consecutive 20 trading day average closing price of the KBW Bank Index on the fifth trading day immediately prior to the closing date, Texas Bankers may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $10,955,700. If Prosperity elects to pay the cash consideration, Texas Bankers will no longer have the right to terminate the reorganization agreement for this reason. If Prosperity elects not to pay the cash consideration, Texas Bankers may terminate the reorganization agreement.

The merger consideration will also be adjusted if the average closing price is greater than $52.16. If this occurs, the number of shares of Prosperity common stock that Prosperity will issue to Texas Bankers shareholders will be reduced, so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $16,430,400.

In addition, the merger consideration will be reduced if Texas Bankers’ equity capital on the closing date is less than $7,500,000. More specifically, as a result of such an event, any cash to be paid to Texas Bankers shareholders will be reduced by the amount of such deficiency or, if no cash is to be paid, then the 315,000 shares of Prosperity common stock to be issued to Texas Bankers shareholders will be reduced by a number of shares equal to the difference between Texas Bankers’ equity capital on the closing date and $7,500,000 divided by the average closing price of the Prosperity common stock. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of Texas

Bankers, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, Texas Bankers must include adjustments made for certain extraordinary items related to the merger as more fully described in the reorganization agreement.

As a result of potential changes to the exchange ratio and the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on whether to approve the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of Prosperity common stock.

Background of the Merger

As part of its ongoing consideration and evaluation of Texas Bankers’ long-term prospects and strategies, the Texas Bankers’ board of directors and senior management have regularly reviewed and assessed Texas Bankers’ business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing shareholder value. During the past few years, Texas Bankers’ management’s attention has been focused on improving the quality of its loan portfolio. In 2009, management discovered that a former lender of Texas Bankers was originating loans that did not conform with Texas Bankers’ lending standards and developed a plan to resolve the problem credits and bring all credits into compliance with Texas Bankers’ lending standards. While Texas Bankers’ asset quality had improved so that total nonperforming assets represented 0.18% of total assets at March 31, 2011, by early 2011, management believed the changing regulatory landscape coupled with the small size of the institution, among other considerations, could present operating challenges going forward. Accordingly, management and the board of directors decided that it would be appropriate to obtain information on current market conditions and conduct a thorough evaluation of the strategic options available to Texas Bankers. To assist Texas Bankers with this evaluation, the board of directors believed it would be beneficial to employ an investment banking firm experienced in advising and assisting in examining alternatives available to banks and their shareholders.

In March 2011, management met with representatives of Hovde Financial, Inc. (Hovde) to evaluate the strategic alternatives available to Texas Bankers. The options discussed included the viability of the continued operation of Texas Bankers as an independent banking organization as well as a possible sale or business combination. Discussions also highlighted many of the challenges that Texas Bankers has faced in recent years—ranging from the aforementioned loan issues to the recent financial crisis and recession affecting the nation. It was noted generally that while the financial crisis and the recession had not affected the Texas banking market to the same extent as they had affected other parts of the United States, the resulting regulatory reform and the corresponding increases in the regulatory burden on financial institutions generally make it costly for smaller institutions to continue to operate independently. At the following regular board meeting, management made a report to the board about Hovde’s presentation and the accompanying discussions. There was further discussion about the alternatives available to Texas Bankers, and a consensus was reached by the board of directors of Texas Bankers that further exploration of a potential affiliation transaction would be appropriate. On April 13, 2011, Texas Bankers engaged Hovde to render financial advisory and investment banking services in connection with a possible business combination with another banking institution.

In the following months, management compiled the items necessary to prepare a confidential descriptive memorandum presenting data on Texas Bankers and its business. Working with Hovde, a process was developed to contact and elicit interest from a group of logical prospective strategic partners who would be provided the memorandum, subject to the prior execution of a confidentiality agreement. In May, Hovde began contacting potential strategic partners, including Prosperity, and distributed confidentiality agreements to those who expressed an initial interest.

On June 22, 2011, Texas Bankers’ board of directors met with Clark Locke and Joe Morton of Hovde and reviewed the results of the preliminary proposal solicitation process with management and the board of directors. Of the 14 parties that had signed confidentiality agreements, seven parties, including Prosperity, provided written, non-binding expressions of interest in an affiliation with Texas Bankers, subject to due diligence and negotiation of a definitive agreement. Two additional parties did not provide a written response but indicated that the concept of a transaction was still under consideration. Hovde summarized the perceived advantages and disadvantages of each proposal that was received. The board decided that one proposal from Company A would be the preferred choice assuming certain terms were mutually agreed upon in advance of proceeding further. During the following week, Hovde confirmed the terms with Company A and Texas Bankers entered into an exclusivity agreement and made arrangements for Company A to conduct an on-site due diligence review. During the following week, Hovde received a call from a Company A representative who indicated that Company A would no longer be willing to move forward based upon the terms previously discussed and a reduction in the purchase consideration would be required to proceed. Based upon this development, Texas Bankers and Company A mutually terminated the exclusivity agreement.

At this time, Texas Bankers directed Hovde to contact certain other parties that had submitted initial indications of interest in addition to one of the parties that had not provided an initial written expression of interest (the other party that did not initially provide a response had since confirmed they were not going to proceed further). During the following weeks, Hovde interacted with these parties to confirm the proposed terms of a potential affiliation transaction. By August 8, Hovde had received written, non-binding expressions of interest from three parties including Prosperity for an affiliation with Texas Bankers, subject to due diligence and negotiation of a definitive agreement. The following day, the board evaluated the merits of the proposed transactions of each party and determined that a transaction with Prosperity presented the best strategic opportunity for Texas Bankers and its shareholders. As part of the decision process, the Texas Bankers board considered many factors including, but not limited to, the aggregate value of each proposal, the form of the consideration offered, each organization’s ability to complete the transaction in a timely manner, as well as each party’s general culture.

During the week of August 15, Prosperity conducted due diligence and confirmed their desire to proceed with the proposed transaction. Thereafter, Prosperity and Texas Bankers and their respective legal counsels began to negotiate the terms of a definitive reorganization agreement.

On September 12, 2011, the Texas Bankers board met with representatives of Hovde and Larry Temple, counsel for Texas Bankers. Hovde provided a financial analysis of the proposed transaction and provided a written opinion to the Texas Bankers board that the proposed merger consideration set forth in the reorganization agreement is fair to the Texas Bankers shareholders from a financial point of view. Mr. Temple reviewed the terms of the reorganization agreement with the board. At the meeting, the board concluded that the negotiated transaction as set forth in the reorganization agreement is in the best interest of the shareholders of Texas Bankers. Therefore, the board unanimously approved the reorganization agreement and authorized the Chairman of the Board and President to execute the reorganization agreement on behalf of Texas Bankers.

On September 13, 2011, Texas Bankers and Prosperity entered into the reorganization agreement and Prosperity issued a press release announcing the proposed merger.

Texas Bankers’ Reasons for the Merger and Recommendations of the Board of Texas Bankers

Texas Bankers’ board of directors believes that the merger is in the best interest of the company and its shareholders. Accordingly, Texas Bankers’ board of directors has unanimously approved the merger and the reorganization agreement and unanimously recommends that Texas Bankers’ shareholders vote FOR approval of the reorganization agreement.

In approving the reorganization agreement, Texas Bankers’ board of directors consulted with its financial advisor with respect to the financial aspects and fairness of the proposed merger transaction and with its legal counsel as to its legal duties and the terms of the reorganization agreement and related agreements. The board believes that combining with Prosperity will create a stronger and more diversified organization that will provide significant benefits to Texas Bankers’ shareholders and customers alike.

The terms of the reorganization agreement, including the consideration to be paid to Texas Bankers’ shareholders, were the result of arm’s length negotiations between representatives of Texas Bankers and representatives of Prosperity. In arriving at its determination to approve the reorganization agreement, Texas Bankers’ board of directors considered a number of factors, including the following:

•	The current financial services industry environment including increased competition and consolidation trends.

•	Information regarding the financial condition and operations of Prosperity and future prospects of Prosperity and its capital stock.

•	The opinion rendered by Hovde that the merger consideration to be received by the Texas Bankers shareholders in the merger is fair to the shareholders of Texas Bankers from a financial point of view.

•	The tax-free nature of the common stock portion of the merger consideration to Texas Bankers shareholders for federal income tax purposes.

•

The future prospects of Texas Bankers compared with the future prospects of Prosperity considering that by receiving Prosperity common stock in the merger, Texas Bankers shareholders would be investing in a larger, more diversified banking organization.

•	The fact that Prosperity common stock is publicly traded on the NASDAQ Global Select Market, thereby representing a more liquid and flexible investment than does Texas Bankers common stock.

•	The ability of Prosperity to pay the cash portion, if any, of the merger consideration.

•	The non-economic terms of the transaction, including the impact on existing customers and employees.

•	The compatibility of Prosperity’s management team with that Texas Bankers and the general fit of the entities.

•	The ability of Prosperity, as an experienced and successful acquirer of financial institutions, to integrate the operations of Bank of Texas with Prosperity Bank.

•	The potential benefits and opportunities for employees of Texas Bankers as a result of both employment opportunities and benefit plans in a larger organization.

•	The likelihood that the transaction will be approved by regulatory authorities.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of Texas Bankers in approving the merger and the reorganization agreement. In reaching its determination, the board of directors of Texas Bankers did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of Texas Bankers believes that the merger is in the best interests of Texas Bankers and its shareholders and therefore the board of directors of Texas Bankers unanimously approved the reorganization agreement and the merger. Each member of the Texas Bankers board of directors has agreed to vote the stock of Texas Bankers over which he has voting authority in favor of the reorganization agreement and the merger.

TEXAS BANKERS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE MERGER.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of Texas Bankers is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for Texas Bankers, the market condition of the market area in which Texas Bankers conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in Austin and the surrounding area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both Texas Bankers and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of Texas Bankers’ Financial Advisor

The fairness opinion of Texas Bankers’ financial advisor, Hovde Financial, Inc., is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Texas Bankers. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Texas Bankers or Prosperity. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

Hovde has acted as Texas Bankers’ financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Texas Bankers and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with Texas Bankers’ board of directors and, on September 12, 2011, rendered a written opinion to Texas Bankers’ board of directors that the merger consideration to be received by the Texas Bankers shareholders in the merger was fair to the shareholders from a financial point of view.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Hovde’s opinion is directed to Texas Bankers’ board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the shareholders of Texas Bankers. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the reorganization agreement or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Texas Bankers and material prepared in connection with the merger, including, among other things, the following:

•	the reorganization agreement;

•	certain historical publicly available business and financial information concerning Texas Bankers and Prosperity;

•	certain internal financial statements and other financial and operating data concerning Texas Bankers;

•	certain financial projections prepared by the management of Texas Bankers;

•	the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•

the pro forma ownership of Prosperity common stock by the holders of the Texas Bankers common stock relative to the pro forma contribution of the Texas Bankers’ assets, liabilities, equity and earnings to the pro forma company surviving the merger;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•	such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde also conducted meetings and had discussions with members of senior management of Texas Bankers for purposes of reviewing the business, financial condition, results of operations and future prospects of Texas Bankers. Hovde also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Texas Bankers and Prosperity and in the discussions it had with Texas Bankers’ management and that of Prosperity. In that regard, Hovde also assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared on a basis reflecting the best currently available information and judgments and estimates by Texas Bankers and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for Texas Bankers are, in the aggregate, adequate to cover such losses. Hovde was not retained to, and did not conduct, a physical inspection of any of the properties or facilities of Texas Bankers. In addition, Hovde did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of Texas Bankers, and Hovde was not furnished with any such evaluations or appraisals. Hovde assumed that the merger will be consummated substantially in accordance with the terms set forth in the reorganization agreement. Hovde assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Texas Bankers, Prosperity and their respective affiliates. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Prosperity or the surviving institution that would have a material adverse effect on the surviving institution or the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institution surviving the merger.

Texas Bankers engaged Hovde on April 13, 2011 to provide Texas Bankers with financial advisory services. Texas Bankers has agreed to pay Hovde for the services provided by Hovde in connection with the merger. Pursuant to Texas Bankers’ engagement agreement with Hovde, Texas Bankers paid Hovde a fee of $20,000 at the time of the execution of the reorganization agreement and the delivery to Texas Bankers’ board of directors of the fairness opinion. At the time the merger is completed, Texas Bankers will pay Hovde a completion fee equal to 1.25% of the aggregate value of the merger consideration. Pursuant to the engagement agreement, Texas Bankers also agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain liabilities relating to the merger and Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Texas Bankers and Prosperity. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared with any other business combination in which Texas Bankers might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by Texas Bankers’ board of directors in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Texas Bankers’ board of directors or Texas Bankers’ management with respect to the fairness of the merger consideration.

The following is a summary of the material analyses prepared by Hovde and presented to Texas Bankers’ board of directors on September 12, 2011, in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Selected Transaction Analysis (Recent Texas). As part of its analysis, Hovde reviewed comparable acquisition transactions announced since January 1, 2008, involving banks located throughout Texas in which the seller had assets between $25 million and $250 million, and non-performing assets-to-total assets below 5% (Recent Texas Group). The Recent Texas Group consisted of the following 18 transactions:

Buyer (State)	Seller (State)
Investor group	First Bells Bankshares, Inc. (TX)
TAB Capital Corporation (TX)	Bank Arlington (TX)
Bertram BancShares, Inc. (TX)	Farmers State Bank (TX)
Commercial Bancshares, Inc. (TX)	El Campo Bancshares, Inc. (TX)
Carlile Bancshares, Inc. (TX)	Cen-Tex Bancshares, Inc. (TX)
First Financial Bankshares, Inc. (TX)	Sam Houston Financial Corp. (TX)
Sulphur Springs Bancshares, Inc. (TX)	First Mineola, Incorporated (TX)
Industry Bancshares, Inc. (TX)	First National Bank of Shiner (TX)
Veritex Holdings, Inc. (TX)	Professional Capital, Inc. (TX)
Steele Holdings, Inc. (TX)	American State Bank (TX)
Happy Bancshares, Inc. (TX)	First Canadian Bancorp, Inc. (TX)
Big Country Bancshares, Inc. (TX)	Texas Country Bancshares, Inc. (TX)
BMC Bancshares, Inc. (TX)	First National Bank, Graford (TX)
Private Investor—James W. Collins (TX)	Medina Bankshares, Incorporated (TX)
Lone Star State Bancshares, Inc. (TX)	First of Brownfield Corporation (TX)
Pinnacle Bancorp, Inc. (NE)	First Azle Bancshares, Inc. (TX)
ST Financial Group, Inc. (TX)	Snook Bancshares, Incorporated (TX)
First Graham Bancorp, Inc. (TX)	Surety Capital Corporation (TX)

Hovde utilized the following relevant transaction ratios for each transaction in the Recent Texas Group to calculate an implied value for Texas Bankers:

•	the multiple of the purchase consideration to the acquired company’s tangible book value (Price-to-Tangible Book Value Multiple);

•	the multiple of the purchase consideration to the acquired company’s assets (Price-to-Assets Multiple); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (Premium-to-Core Deposits Multiple).

Hovde utilized the 25th, 50th (median), and 75th percentiles derived from the Recent Texas Group to calculate implied transaction values based on the corresponding balance sheet value of Texas Bankers. In order to calculate the implied transaction values, Hovde used Texas Bankers’ tangible equity, total assets and core deposits at June 30, 2011 and the minimum equity required at closing by the reorganization agreement ($7.5 million). Hovde utilized the price-to-tangible book value multiple from the Recent Texas Group in order to derive an implied value based on the minimum equity required at closing. Hovde used the average of the four resulting implied transaction values to calculate an average implied value for Texas Bankers for each percentile referenced above. The table below shows the results of this analysis comparing the average implied values and multiples to Texas Bankers based on the Recent Texas Group and the reorganization agreement.

Implied Value to Texas Bankers Based On:	Implied Transaction Value (Millions)	Price to Tangible Book Value Multiple	Price to Min. Tangible Book Value Multiple	Price to Assets Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$11.4	1.38x	1.52x	15.8%	6.4%
Recent Texas Group:
75th Percentile	13.6	1.65x	1.81x	18.9	8.8
Median	11.7	1.42x	1.56x	16.2	5.7
25th Percentile	10.1	1.22x	1.34x	14.0	3.0

Comparative Company Analysis (Recent Texas). Using publicly available information, Hovde compared Texas Bankers’ financial performance with that of the median of the Recent Texas Group. Texas Bankers’ performance highlights are based on Texas Bankers’ most recent quarter information at June 30, 2011.

	ROAA	ROAE	Efficiency Ratio	Non Int. Inc. /Assets	NPAs/ Assets	LLR/ NPAs
Texas Bankers	(0.52)%	(4.58)%	118.4%	0.5%	0.2%	678.9%
Recent Texas (Median)	0.92	8.39	80.9	1.1	0.5	122.0

Selected Transaction Analysis (Texas). As part of its analysis, Hovde reviewed comparable acquisition transactions announced since January 1, 2000, involving banks located throughout Texas in which the seller had assets between $25 million and $250 million, negative earnings, a tangible equity-to-tangible assets greater than 5.0%, and non-performing assets-to-total assets below 5% (Texas Group). The Texas Group consisted of the following 14 transactions:

Buyer (State)	Seller (State)
Carlile Bancshares, Inc. (TX)	Cen-Tex Bancshares, Inc. (TX)
Steele Holdings, Inc. (TX)	American State Bank (TX)
ST Financial Group, Inc. (TX)	Snook Bancshares, Incorporated (TX)
First Graham Bancorp, Inc. (TX)	Surety Capital Corporation (TX)
Southwest Bancorp, Inc. (OK)	McMullen Bank (TX)
Texas United Bancshares, Inc. (TX)	Express Bank of Texas (TX)
HGroup Acquisition Co. (TX)	Heritage Bancshares, Inc. (TX)
EJ Financial Corporation (TX)	Franklin National Bankshares, Incorporated (TX)
Western Bancshares, Incorporated (TX)	First Haskell Bancorp, Inc. (TX)
Franklin Bank Corp. (TX)	Highland Lakes Bank (TX)
Doss, Ltd. (TX)	Northwest National Bank of Arlington (TX)
Premier Bancshares Inc. (TX)	Synergy Bank, SSB (TX)
Prosperity Bancshares, Inc. (TX)	Texas Guaranty Bank, N.A. (TX)
Maedgen & White, Ltd. (TX)	City National Bank (TX)

Hovde utilized the following relevant transaction ratios for each transaction in the Texas Group to calculate an implied value for Texas Bankers:

•	the Price-to-Tangible Book Value Multiple;

•	the Price-to-Assets Multiple; and

•	the Premium-to-Core Deposits Multiple.

Hovde utilized the 25th, 50th (median), and 75th percentiles derived from the Texas Group to calculate implied transaction values based on the corresponding balance sheet value of Texas Bankers. In order to calculate the implied transaction values, Hovde used the Company’s tangible equity, total assets and core deposits at June 30, 2011 and the minimum equity required at closing by the reorganization agreement ($7.5 million). Hovde utilized the price-to-tangible book value multiple from the Texas Group in order to derive an implied value based on the minimum equity required at closing. Hovde used the average of the four resulting implied transaction values to calculate an average implied value for Texas Bankers for each percentile referenced above. The table below shows the results of this analysis comparing the average implied values and multiples to Texas Bankers based on the Texas Group and the reorganization agreement.

Implied Value to Texas Bankers Based On:	Implied Transaction Value (Millions)	Price to Tangible Book Value Multiple	Price to Min. Tangible Book Value Multiple	Price to Assets Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$11.4	1.38x	1.52x	15.8%	6.4%
Texas Group:
75th Percentile	14.5	1.76x	1.94x	20.2	10.3
Median	11.8	1.43x	1.57x	16.3	5.8
25th Percentile	10.6	1.28x	1.41x	14.7	3.8

Comparative Company Analysis (Texas). Using publicly available information, Hovde compared Texas Bankers’ financial performance with that of the median of the Texas Group. Texas Bankers’ performance highlights are based on Texas Bankers’ most recent quarter information at June 30, 2011.

	ROAA	ROAE	Efficiency Ratio	Non Int. Inc. /Assets	NPAs/ Assets	LLR/ NPAs
Texas Bankers	(0.52)%	(4.58)%	118.4%	0.5%	0.2%	678.9%
Texas Group (Median)	(0.24)	(3.09)	99.3	0.7	0.9	76.0

Selected Transaction Analysis (Nationwide). As part of its analysis, Hovde reviewed comparable acquisition transactions announced since January 1, 2009, involving banks nationwide in which the seller had assets between $25 million and $250 million, negative earnings, non-performing assets-to-total assets below 2%, tangible equity-to-tangible assets greater than 5.0%, and core deposits greater than 70% of total deposits (Nationwide Group). The Nationwide Group consisted of the following 14 transactions:

Buyer (State)	Seller (State)
BNC Bancorp (NC)	Regent Bancorp, Inc. (FL)
Hometown Community Bancorp, Inc. (IL)	CSBC Financial Corporation (IL)
Bank of Princeton (NJ)	MoreBank (PA)
Bank Management, Inc. (NE)	Syracuse Agency, Inc. (NE)
Management group	Capitol Bancorp Ltd. (MI)
Ovation Holdings, Inc. (FL)	National Bank of Southwest Florida (FL)
Steele Holdings, Inc. (TX)	American State Bank (TX)
NHI Financial Services, LLC (NE)	Capitol Bancorp Ltd. (MI)
Investor group	Capitol Bancorp Ltd. (MI)
CIC Bancshares Inc. (CO)	TBHC, Inc. (CO)
Management group	Capitol Bancorp Ltd. (MI)
Management group	Capitol Bancorp Ltd. (MI)
Farmers Bancorp, Inc. (TN)	First State Bank (TN)
New England Bancshares, Inc. (CT)	Apple Valley Bank & Trust Company (CT)

Hovde utilized the following relevant transaction ratios for each transaction in the Nationwide Group to calculate an implied value for Texas Bankers:

•	the Price-to-Tangible Book Value Multiple;

•	the Price-to-Assets Multiple; and

•	the Premium-to-Core Deposits Multiple.

Hovde utilized the 25th, 50th (median), and 75th percentiles derived from the Nationwide Group to calculate implied transaction values based on the corresponding balance sheet value of Texas Bankers. In order to calculate the implied transaction values, Hovde used Texas Bankers’ tangible equity, total assets and core deposits at June 30, 2011 and the minimum equity required at closing by the reorganization agreement ($7.5 million). Hovde utilized the price-to-tangible book value multiple from the Nationwide Group in order to derive an implied value based on the minimum equity required at closing. Hovde used the average of the four resulting implied transaction values to calculate an average implied value for Texas Bankers for each percentile referenced above. The table below shows the results of this analysis comparing the average implied values and multiples to Texas Bankers based on the Nationwide Group and the reorganization agreement.

Implied Value to Texas Bankers based on:	Implied Transaction Value (Millions)	Price to Tangible Book Value Multiple	Price to Min. Tangible Book Value Multiple	Price to Assets Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$11.4	1.38x	1.52x	15.8%	6.4%
Nationwide Group:
75th Percentile	12.3	1.49x	1.64x	17.1	6.7
Median	10.2	1.24x	1.36x	14.2	3.2
25th Percentile	8.7	1.05x	1.16x	12.1	0.7

Comparative Company Analysis (Nationwide). Using publicly available information, Hovde compared Texas Bankers’ financial performance with that of the median of the Nationwide Group. Texas Bankers’ performance highlights are based on Texas Bankers’ most recent quarter information at June 30, 2011.

	ROAA	ROAE	Efficiency Ratio	Non Int. Inc. /Assets	NPAs/ Assets	LLR/ NPAs
Texas Bankers	(0.52)%	(4.58)%	118.4%	0.5%	0.2%	678.9%
Nationwide Group (Median)	(1.10)	(8.12)	95.4	0.2	0.6	112.3

No company or transaction used as comparison in the above transaction analyses is identical to Texas Bankers, and no transaction was consummated on terms identical to the terms of the merger. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Texas Bankers’ recent performance, the current banking environment and the local economy in which the Texas Bankers operates, Hovde determined earnings estimates for a forward looking five-year period. For the first discounted cash flow analysis (DCF Perpetuity), an aggregate value to Texas Bankers shareholders was calculated based on the present value of future free cash flows after tax. Hovde utilized a terminal value at the end of 2015 based on Texas Bankers’ earnings increasing perpetually thereafter at an annual rate of 6.0%. A range of discount rates between 11% and 13% were employed in figuring the present value of the free cash flows plus the terminal value. These rates were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Texas Bankers common stock. The resulting values of the DCF Perpetuity ranged between $9.5 million and $14.2 million with a midpoint of $11.5 million.

In the second discounted cash flow analysis (DCF PE Multiple), the same earnings estimates were used; however, in arriving at the terminal value of Texas Bankers’ earnings stream at the end of 2015, Hovde applied the median price-to-earnings multiple for transactions in the Recent Texas Group. The present value of the dividends plus the terminal value was then calculated assuming a range of discount rates between 11% and 13%. The resulting values of the DCF PE Multiple ranged between $11.8 million and $12.9 million with a midpoint of $12.4 million.

In the third and final discounted cash flow analysis (DCF PTBV Multiple), the same earnings estimates and dividends were used as in the DCF PE Multiple analysis; however, in arriving at the terminal value at the end of 2015, Hovde applied the median price-to-tangible book value multiple for transactions in the Recent Texas

Group. The present value of any dividends plus the terminal value was then calculated assuming a range of discount rates between 11% and 13%. The resulting values of the DCF PTBV Multiple ranged between $8.6 million and $9.4 million with a midpoint of $9.0 million.

These analyses and their underlying assumptions yielded a range of values for Texas Bankers, and the median values are outlined in the table below:

Implied Value to Texas Bankers based on:	Implied Transaction Value (Millions)	Price to Tangible Book Value Multiple	Price to Min. Tangible Book Value Multiple*	Price to Assets Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$11.4	1.38x	1.52x	15.8%	6.4%
DCF Perpetuity (midpoint)	11.5	1.39x	1.53x	15.9	5.3
DCF PE Multiple (midpoint)	12.4	1.50x	1.65x	17.2	6.8
DCF PTBV Multiple (midpoint)	9.0	1.10x	1.20x	12.6	1.3

*	Utilizes the minimum equity required at closing of $7.5 million

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Texas Bankers’ common stock.

Public Peer Analysis. As part of its analysis, Hovde reviewed comparable institutions located nationwide that were publicly traded with assets below $250 million, non-performing assets-to-total assets below 5%, tangible-equity between 5% and 15%, and core deposits in excess of 85% of total deposits (Public Peer Group). The Public Peer Group consisted of the following 21 institutions:

Public Peer (State)
1st Capital Bank (CA)
Bank of Santa Clarita (CA)
Birmingham Bloomfield Bancshares, Inc. (MI)
Capital Bank (CA)
Carolina Alliance Bank (SC)
Centerpointe Community Bank (OR)
Community Valley Bank (CA)
County Commerce Bank (CA)
First National Bank of Groton (NY)
Great American Bancorp, Inc. (IL)
Mission Bancorp (CA)
New Resource Bank (CA)
RBC, Inc. (AL)
Redwood Capital Bancorp (CA)
River Valley Community Bank (CA)
Rockport National Bancorp, Inc. (MA)
Rumson-Fair Haven Bank & Trust Co. (NY)
Trinity Bank, N.A. (TX)
Tri-State 1st Banc, Inc. (OH)
United-American Savings Bank (PA)
Willamette Community Bank (OR)

Hovde utilized the following relevant public trading multiples for each institution in the Public Peer Group to calculate an implied value for Texas Bankers:

•	the Price-to-Tangible Book Value Multiple;

•	the Price-to-Assets Multiple; and

•	the Premium-to-Core Deposits Multiple.

Hovde used the average of the values calculated from the four multiples to calculate an implied value for Texas Bankers based on the respective transaction. This calculation equated to a total of 21 separate implied values for Texas Bankers. In addition, because institutions in the Public Peer Group are not the subject of a merger or acquisition at the time of the analysis, Hovde utilized a 25% “control premium” to imply a merger value. Hovde then reviewed the implied values based on median derived from the Public Peer Group. The resulting implied values and the corresponding multiples were then compared to the merger consideration under the reorganization agreement. In order to calculate the implied transaction values, Hovde used Texas Bankers’ tangible equity, core deposits (total deposits net of brokered/institutional funds) and total assets at June 30, 2011 and the minimum equity required at closing by the reorganization agreement ($7.5 million). In addition, in order to derive a value based on the minimum equity required at closing by the reorganization agreement ($7.5 million), Hovde utilized the price-to-tangible book value multiple from the Public Peer Group. The table below shows the results of this analysis comparing implied values and multiples to Texas Bankers based on the Public Peer Group and the reorganization agreement.

Implied Value to Texas Bankers based on:	Implied Transaction Value (Millions)	Price to Tangible Book Value Multiple	Price to Min. Tangible Book Value Multiple	Price to Assets Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$11.4	1.38x	1.52x	15.8%	6.4%
Median Public Peer Group	9.5	1.16x	1.17x	13.2	2.1

Comparative Company Analysis (Public Peer Group). Using publicly available information, Hovde compared Texas Bankers’ financial performance with that of the median of the Public Peer Group. Texas Bankers’ performance highlights are based on Texas Bankers’ most recent quarter information at June 30, 2011.

	ROAA	ROAE	Efficiency Ratio	Non Int. Inc. /Assets	NPAs/ Assets	LLR/ NPAs
Texas Bankers	(0.52)%	(4.58)%	118.4%	0.5%	0.2%	678.9%
Median Public Peer Group	0.79	8.84	71.2	0.4	0.8	183.2

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the total merger consideration is fair from a financial point of view to Texas Bankers’ shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of Texas Bankers Stock Certificates

If you are a shareholder of Texas Bankers, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your Texas Bankers stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash, if any, to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding Texas Bankers stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any Texas Bankers stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, Texas Bankers’ transfer books will be closed and no transfer of the shares of Texas Bankers stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of Texas Bankers are converted, regardless of whether you have exchanged your Texas Bankers stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your Texas Bankers stock certificates for exchange as described above. Upon surrender of your Texas Bankers stock certificates, the certificate representing the Prosperity common stock into which your shares of Texas Bankers stock have been converted, together with your share of the cash portion of the merger consideration (if any), any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of Texas. If the shareholders of Texas Bankers approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2012, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, Texas Bankers shall, and shall cause Bank of Texas to:

•

conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•

use its best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•

promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against Texas Bankers or Bank of Texas or (d) any event or condition that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the reorganization agreement, any of the representations or warranties of Texas Bankers in the reorganization agreement to be materially untrue or a material adverse effect on Texas Bankers; and

•

except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of Texas Bankers or Prosperity to obtain any regulatory or other approvals required for the consummation of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the closing date, unless otherwise required by law or regulation, permitted by the reorganization agreement, or unless Prosperity otherwise consents in writing, Texas Bankers shall not, and shall not permit Bank of Texas to:

•	adjust, split, combine or reclassify any of the common stock or other capital stock of Texas Bankers;

•

make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $100,000 (except pursuant to commitments made prior to the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at Bank of Texas);

•

issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent, either individually or as part of a class of similarly situated persons;

•

increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•

declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Texas Bankers common stock, other than the payment of dividends from Bank of Texas to Texas Bankers, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Texas Bankers common stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Texas Bankers’ past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

•	establish any new subsidiary or affiliate or enter into any new line of business;

•

materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the articles of incorporation or bylaws or the governing documents of Texas Bankers or Bank of Texas;

•	make any capital expenditure which would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of the reorganization agreement and reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to cause Texas Bankers to incur any prepayment penalty thereunder;

•

except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	settle any claim, action or proceedings involving payment by it of money damages or impose any material restriction on the operations of Texas Bankers or Bank of Texas; or

•

make any changes to its investment securities portfolio from that as of December 31, 2010, or the manner in which the portfolio is classified or reported, except that Texas Bankers may sell its investment securities.

We refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus, for additional restrictions on the conduct of the business of Texas Bankers pending the merger.

No Solicitation

In addition to the restrictions on Texas Bankers outlined above, so long as the reorganization agreement is in effect, Texas Bankers has agreed not to take any of the following actions and has agreed to use its best efforts to cause its directors, officers, agents and representatives not to:

•

solicit, initiate, encourage or facilitate any inquiries with respect to a merger, consolidation, acquisition, sale of all or substantially all of the assets, deposits or ten percent or more of the voting capital stock of Texas Bankers; or

•

provide any information to, conduct any assessment of or negotiate with any other party in furtherance of any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, sale of all or substantially all of the assets, deposits or ten percent or more of the voting capital stock of Texas Bankers.

Texas Bankers has agreed to notify Prosperity of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the proposed acquirer and the nature of the proposed transaction.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Prosperity and Texas Bankers to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by the holders of at least two-thirds of the outstanding shares of Texas Bankers common stock;

•	receipt of all required regulatory approvals of the merger in a manner that does not impose any restrictions on the operations of Prosperity which are unacceptable to Prosperity;

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued shall have been received;

•	the shares of Prosperity common stock to be issued to Texas Bankers shareholders shall have been authorized for listing on the NASDAQ Global Select Market;

•

the other party’s representations and warranties being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the effective date of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each of the directors and officers (with a title of Vice President or above) of Texas Bankers and Bank of Texas must have executed an agreement releasing Texas Bankers and Bank of Texas and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions (Director/Officer Release);

•

Texas Bankers must have executed an agreement releasing each director and officer who executed a Director/Officer Release from any and all claims of Texas Bankers and Bank of Texas and their respective successors, subject to certain limited exceptions;

•

the change in control agreements between Texas Bankers and certain officers of Texas Bankers must have been terminated, Texas Bankers must have paid any amount due under such agreements and such officers must have executed a termination and release agreement with respect to such change in control agreement;

•	certain executive officers of Texas Bankers shall have entered into a two-year employment and non-competition agreement with Prosperity Bank, which have been received by Prosperity;

•

each of the directors of Texas Bankers and Bank of Texas who does not enter into an employment agreement with Prosperity Bank shall have entered into a non-competition agreement with Prosperity Bank, which have been received by Prosperity;

•	each director of Texas Bankers and Bank of Texas shall have resigned and Prosperity shall have received such resignations;

•

holders of no more than 5% of the issued and outstanding Texas Bankers common stock shall have demanded or shall be entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

•

all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Texas Bankers or Bank of Texas is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by the reorganization agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Texas Bankers or Bank of Texas shall have been obtained, and Texas Bankers shall have received evidence thereof in form and substance satisfactory to it; and

•	Texas Bankers’ reserve for loan losses as of the closing date must be at a level equal to at least 2.50% of total loans.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party has agreed in the reorganization agreement to take certain other actions, including:

•

we each agreed to take all reasonable actions to aid and assist in the consummation of the merger and use our best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•

Texas Bankers agreed, to the extent permitted by law, to provide Prosperity all information concerning Texas Bankers required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

•

we each agreed to give the other party access to all of our properties, books and records and to provide additional financial and operating data and other information about our business and properties;

•

we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the reorganization agreement, disclose any confidential information unless required to pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law;

•

we each agreed that neither party will issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•	Texas Bankers agreed to deliver or make available to Prosperity all unaudited quarterly financial statements and all call reports filed by Bank of Texas;

•

Texas Bankers agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) bankers blanket bond (or comparable coverage) for each director and officer of Texas Bankers and Bank of Texas currently covered under comparable policies held by Texas Bankers;

•

Texas Bankers agreed to execute and deliver such instruments and take such actions as Prosperity may reasonably require to cause the amendment or termination of any of Texas Bankers’ employee benefit plans and Prosperity agreed that the Texas Bankers employees who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit prior service with Texas Bankers, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, subject to the provisions set forth in the reorganization agreement;

•

Texas Bankers agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset liability management committee meetings of Texas Bankers and Bank of Texas held prior to completion of the merger, provided that such representatives will have no voting rights and may be excluded from certain sessions;

•

Texas Bankers agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of Texas Bankers to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of Texas Bankers’ equity capital;

•

Texas Bankers agreed to use its best efforts to maintain its allowance for loan losses at a level equal to at least 2.50% of total loans and, if the allowance for loan losses is less than 2.50% of total loans on the business day immediately prior to the closing date, Texas Bankers will take all action necessary to increase the allowance for loan losses to an amount equal to 2.50% of total loans on that date;

•	Texas Bankers agreed to use its best efforts to ensure that its current data processing contracts will be terminated on a mutually agreeable date after the merger is completed;

•

Texas Bankers agreed to use its best efforts to obtain all consents, approvals, authorizations or waivers necessary to transfer and assign all leased premises of Texas Bankers and Bank of Texas to Prosperity;

•

Texas Bankers agreed to cause Bank of Texas to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the consummation of the combination of Bank of Texas with Prosperity Bank through merger, purchase and assumption or otherwise following the effective time of the merger;

•

Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and to provide Texas Bankers copies of such filings for which confidential treatment has not been requested;

•

Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ Global Select Market and use its reasonable best efforts to effect said listing; and

•	Prosperity agreed to prepare and file a registration statement with the SEC and use its reasonable best efforts to cause the registration statement to become effective.

Representations and Warranties of Texas Bankers and Prosperity

In the reorganization agreement, Texas Bankers has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to Texas Bankers. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

Texas Bankers also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	its payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments;

•	its insurance coverage;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	employment relations;

•	its employee benefit plans;

•	the absence of deferred compensation and salary continuation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and USA PATRIOT Act;

•	its shareholders list;

•	its receipt of a fairness opinion; and

•	Bank of Texas’ performance of its fiduciary responsibilities.

Prosperity has also made additional representations and warranties to Texas Bankers with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of Texas Bankers in the Merger

In considering the recommendation of the board of directors of Texas Bankers to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of Texas Bankers have interests in the merger that are in addition to, or different from, their interests as shareholders of Texas Bankers. The board of Texas Bankers was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•

Termination of Existing Change in Control Agreements. Immediately prior to the completion of the merger, Texas Bankers intends to terminate the change in control agreements with each of J. Gordon Muir, Jr., George M. Boyd, Jr. and William R. Mathis, Jr. As required by the existing change in control agreements, upon the termination of those agreements, Texas Bankers has agreed to pay Messrs. Muir, Boyd and Mathis $300,000, $155,000, and $135,000, respectively.

•

Employment Agreements. Prosperity’s obligation to consummate the merger is subject to three of Texas Bankers’ executive officers entering into employment and non-competition agreements with Prosperity Bank prior to the completion of the merger. On September 13, 2011, Prosperity Bank entered into employment agreements with J. Gordon Muir, Jr., George M. Boyd, Jr. and William R. Mathis, Jr., each of which is for an initial term of two years and entitles the named individual to receive a base annual salary, eligibility for bonuses, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreements with Messrs. Muir, Boyd and Mathis provide for a base salary of $160,000, $130,000 and $107,000, respectively, and entitle each to receive payment of his base salary for the remainder of the initial term of the agreement upon termination of his employment with Prosperity Bank by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability, and contain non-competition and non-solicitation obligations for a specified period of time, unless such persons are terminated without cause.

•

Insurance. Texas Bankers agreed that it will use its best efforts to provide for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance and (3) current bankers blanket bond (or comparable coverage) for each director and officer of Texas Bankers and Bank of Texas currently covered under the comparable policies maintained by Texas Bankers.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

The reorganization agreement may be terminated in the following manner:

By Mutual Consent. The reorganization agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity and Texas Bankers and the approval of such action by their respective boards of directors.

By Either Party. The reorganization agreement may be terminated and the merger abandoned at any time prior to the effective date by either Prosperity or Texas Bankers if:

•

the merger has not been completed by January 11, 2012 (unless regulatory approval has not been received by such date, in which case this deadline will be extended to February 10, 2012) and the party exercising its termination right is not then in default under the reorganization agreement if the default has been the cause of or resulted in the failure to complete the merger;

•

any court of competent jurisdiction in the United States or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the reorganization agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•

the approval of the reorganization agreement by the shareholders of Texas Bankers is not obtained by reason of the failure to obtain the required vote at the special meeting at which the Texas Bankers shareholders consider the reorganization agreement;

•	any of the conditions to the obligations of Texas Bankers or the obligations of Prosperity, respectively, have not been met or waived by the party entitled to such benefit; or

•

the other party materially breaches its representations and warranties or fails to comply with any covenant or agreement contained in the reorganization agreement and such breach or failure has not been cured within the required time limit.

By Texas Bankers. Texas Bankers may terminate the reorganization agreement, without the consent of Prosperity, if the average per share closing price for the Prosperity common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger is less than $34.78 per share and the Prosperity common stock underperforms the KBW Bank Index over that same measurement period; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by Texas Bankers of this termination right by increasing the merger consideration by paying an amount of cash so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $10,955,700.

By Prosperity. Prosperity has the right to terminate the reorganization agreement on or prior to November 12, 2011 if the results of any environmental inspections or surveys of the properties of Texas Bankers identify certain violations or potential violations of environmental laws or would require certain remedial or clean up action under environmental laws that would have material adverse effect on the financial condition of Texas Bankers. In addition, Prosperity may terminate the reorganization agreement, without the consent of Texas Bankers, if any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Texas Bankers, Bank of Texas, Prosperity or Prosperity Bank that are unacceptable to Prosperity.

Remedies. In the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

Texas Bankers and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of Texas Bankers and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

NASDAQ Stock Market Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement approved for listing on the NASDAQ Global Select Market and to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the NASDAQ Global Select Market.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Texas Bankers common stock that exchange their shares of Texas Bankers common stock for shares of Prosperity common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to the income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Texas Bankers common stock that hold their shares of Texas Bankers common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the United States federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Texas Bankers common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Texas Bankers common stock that received Texas Bankers common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Texas Bankers common stock that has a functional currency other than the U.S. dollar;

•	a holder of Texas Bankers common stock that holds Texas Bankers common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a United States expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Texas Bankers common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds Texas Bankers common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for United States federal income tax purposes that holds Texas Bankers common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The obligations of the parties to complete the merger are conditioned upon the receipt by Prosperity of an opinion of counsel from Bracewell & Giuliani LLP and the receipt by Texas Bankers of an opinion of counsel from Larry E. Temple, in each case that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part. It is a condition to completion of the merger that each of Prosperity and Texas Bankers receive an updated opinion of Bracewell & Giuliani LLP and Larry E. Temple, respectively. The conditions relating to receipt of the tax opinion may be waived by both Prosperity and Texas Bankers. Neither Prosperity nor Texas Bankers currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, Texas Bankers would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Larry E. Temple to deliver such tax opinion is conditioned upon, among other things, the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the merger.

Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Larry E. Temple has rendered his tax opinion to Texas Bankers, each subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the effective time of the merger. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and Texas Bankers, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

The United States federal income tax consequences to U.S. holders of Texas Bankers common stock that receive shares of Prosperity common stock and possibly cash in exchange for shares of Texas Bankers common stock pursuant to the merger generally will be as follows:

U.S. Holders that Receive Solely Prosperity Common Stock

A U.S. holder generally will not recognize gain or loss upon exchanging its Texas Bankers common stock for Prosperity common stock, except with respect to cash received in lieu of a fractional share of Prosperity common stock (as described below). The aggregate tax basis in the shares of Prosperity common stock that the U.S. holder receives in the merger, including the fractional share deemed received and redeemed (as described below), will equal the U.S. holder’s aggregate adjusted tax basis in the Texas Bankers common stock that it surrenders in the merger. The U.S. holder’s holding period for the shares of Prosperity common stock that the U.S. holder receives in the merger, including the fractional share deemed received and redeemed, will include the U.S. holder’s holding period for the shares of Texas Bankers common stock that it surrenders in the merger.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the Texas Bankers common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (i) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the Texas Bankers shares surrendered in exchange therefor, and (ii) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the Texas Bankers shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of Texas Bankers shares acquired different blocks of Texas Bankers shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the Texas Bankers shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Prosperity common stock received (including any fractional share deemed received and redeemed) by a U.S. holder that exchanges its Texas Bankers shares for a combination of Prosperity common stock and cash will be equal to the aggregate adjusted tax basis of the Texas Banker shares surrendered, reduced by the amount of cash received by the U.S. holder (excluding any cash received in lieu of a fractional share of Prosperity common stock) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of Prosperity common stock) on the exchange. The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Texas Bankers shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s Texas Bankers shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of Texas Bankers shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Texas Bankers shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Texas Bankers shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Texas Bankers common stock surrendered therefor) exceeds one year.

Material United States Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Texas Bankers common stock will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (ii) its adjusted tax basis in the shares of Texas Bankers common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Texas Bankers common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of Texas Bankers common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (i) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Texas Bankers common stock surrendered by such U.S. holder, and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” is any Texas Bankers shareholder that, immediately before the merger, (i) owned at least 1% (by vote or value) of the outstanding stock of Texas Bankers or (ii) owned Texas Bankers securities with a tax basis of $1 million or more.

This discussion of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders of Texas Bankers common stock are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Texas Bankers’ assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Texas Bankers and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of Texas Bankers beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any Texas Bankers shareholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former Texas Bankers shareholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time. Former Texas Bankers shareholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Board of Governors of the Federal Reserve System. Prosperity intends to file the required documentation with the Federal Reserve Bank of Dallas to obtain approval of the merger following receipt of approval of the bank merger as described below.

The merger of Bank of Texas with and into Prosperity Bank requires the approval of the FDIC and TDB. On September 30, 2011, Prosperity filed an application with the FDIC and TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Texas Bankers and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The mergers cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and Texas Bankers are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this document. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of Texas Bankers Shareholders

General. If you hold one or more shares of Texas Bankers common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Texas Bankers common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash, if any, being paid in the merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the Texas Bankers special meeting, provide Texas Bankers with a written objection to the merger that states that you intend to exercise your right to dissent if the reorganization agreement is approved and the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed;

•	you must vote your shares of Texas Bankers common stock against the reorganization agreement; and

•

you must, not later than the 20th day after Prosperity sends you notice that the merger was completed, provide Prosperity with (1) a written demand for payment that states the number and class of shares of Texas Bankers capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent and (2) your certificates representing Texas Bankers common stock.

If you intend to dissent from the merger, you should send the notice to:

Texas Bankers, Inc.

1005 Congress Avenue

Austin, Texas 78701

Attention: President and Secretary

If you fail to vote your shares of Texas Bankers common stock at the special meeting against the approval of the reorganization agreement, you will lose your right to dissent from the merger. You will instead receive shares of Prosperity common stock and possibly cash as described in the reorganization agreement. If you comply with the first two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of Texas Bankers common stock in cash, you must, within 20 days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of Texas Bankers common stock. The fair value of your shares of Texas Bankers common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of Texas Bankers common stock you own and your estimate of the fair value of your shares of Texas Bankers common stock. If you fail to send this written demand to Prosperity within 20 days of Prosperity’s delivery or mailing of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Texas Bankers common stock. Instead, you will receive shares of Prosperity common stock and possibly cash as described in the reorganization agreement.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of Texas Bankers common stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of Texas Bankers common stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of Texas Bankers Common Stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of Texas Bankers common stock within 90 days after the merger is completed, Prosperity must pay you the agreed amount within 120 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Texas Bankers common stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of Texas Bankers common stock within 90 days after the merger is completed, you or Prosperity may, within 60 days after the expiration of the 90 day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Texas Bankers common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Texas Bankers common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of Texas Bankers common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your Texas Bankers common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material Federal Income Tax Consequences” on page 54 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF TEXAS BANKERS AND PROSPERITY

The rights of shareholders of Texas Bankers under the articles of incorporation and bylaws of Texas Bankers will differ in some respects from the rights that shareholders of Texas Bankers will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the Securities and Exchange Commission. Copies of Texas Bankers’ articles of incorporation and bylaws are available upon written request from Texas Bankers.

Certain differences between the provisions contained in the articles of incorporation and bylaws of Texas Bankers, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and, the articles of incorporation and bylaws of Texas Bankers and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Shareholders of Texas Bankers and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	Texas Bankers	Prosperity
Capitalization:	The articles of incorporation of Texas Bankers authorize the issuance of up to 5,000,000 shares of common stock, par value $1.00 per share, and one class of 1,000,000 shares of preferred stock, par value of $0.01 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of Texas Bankers shareholders are currently governed by Texas law and the articles of incorporation and bylaws of Texas Bankers. Following the completion of the merger, the rights of Texas Bankers shareholders who become Prosperity shareholders will be governed by Texas law and the articles of incorporation and bylaws of Prosperity.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	Texas Bankers common stock is not convertible into any other securities of Texas Bankers.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:	The articles of incorporation and bylaws of Texas Bankers do not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Election of Directors:	Under Texas law, directors are elected by a plurality of the votescast by the shareholders entitled to vote in the election of directors at a meeting of	Directors of Prosperity are elected by a plurality of the votes cast bythe holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their

	Texas Bankers	Prosperity

shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.

Shareholders of Texas Bankers are not permitted to cumulate their votes in the election of directors. Each shareholder of Texas Bankers common stock has the right to vote the number of voting shares owned by him.

Directors of Texas Bankers are elected at each annual meeting and hold office until the next annual meeting and until their successor is elected and qualified. This means that the entire board is elected at each annual meeting of shareholders.

votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies:	Texas law allows and Texas Bankers’ bylaws provide that at any meeting of Texas Bankers’ shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.	Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

	Any vacancies existing in the board of directors of Texas Bankers may be filled by the vote of the shareholders at a special or annual meeting or by the vote of a majority of the remaining directors, even if there is less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.	Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Vote Required for Certain Shareholder Actions:	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled	Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity

	Texas Bankers	Prosperity

to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation or bylaws may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction.

Texas Bankers’ bylaws provide that the vote of the holders of a majority of shares entitled to vote and thus represented at a meeting at which a quorum is present will be the act of the shareholders’ meeting, unless the vote of a greater or lesser number is required by law, the articles of incorporation or the bylaws.

stock entitled to vote at a meeting at which a quorum is present shall be the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the holders of a majority of the Prosperity stock entitled to vote on the matter shall be the act of the shareholders.

Amendment of Articles of Association or Incorporation and Bylaws:	Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.	Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

	Texas Bankers	Prosperity
Texas Bankers’ articles of incorporation do not provide for a different number of outstanding shares required to amend the articles of incorporation.

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Texas Bankers’ bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the board of directors, subject to repeal or change by the affirmative vote of a majority of the shareholders.

Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

Shareholder Actions Without a Meeting:

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

The articles of incorporation of Texas Bankers do not provide for less than unanimous written consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all Texas Bankers shareholders agree to such action.

Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders:	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors	Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by

	Texas Bankers	Prosperity

or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the articles of incorporation, not to exceed 50 % of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Texas Bankers’ bylaws provide that special meetings of the shareholders for any purpose may be called by the President, and shall be called by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of shareholders owning not less than 10% of all the shares entitled to vote at the meetings.

the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Nomination of Directors:	Neither Texas Bankers’ articles of incorporation nor its bylaws contain express provisions regarding the nomination of directors.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

	Texas Bankers	Prosperity
Shareholder Proposal of Business:	Neither Texas Bankers’ articles of incorporation nor its bylaws contain express provisions regarding shareholder proposals of business.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

Indemnification; Limitation of Director Liability:	Under Texas law, a corporation must indemnify a director for his service at the corporation and for service as a representative of the corporation at another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Under Texas law, a court may also order indemnification under various circumstances, and officers

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Texas Bankers	Prosperity
must be indemnified to the same extent as directors.

Texas Bankers’ bylaws provide that the corporation must indemnify any current or former director, officer, or representative at certain other corporations against expenses actually and necessarily incurred by him in connection with the defense of any action related to his corporate service, except where negligence or misconduct in performance of duty have been adjudged. Where there is no negligence or misconduct in performance of duty, Texas Bankers will also reimburse any such persons for reasonable settlement costs if a majority of uninvolved directors find it to be in the corporation’s best interest. Texas Bankers may pay expenses that may become subject to indemnification in advance, as long as the board specifically approves the payment and the recipient promises to repay such expenses if not ultimately entitled to indemnification.

Texas Bankers may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under the bylaws or Texas law.

The Texas Bankers articles of incorporation provide for the limitation of director liability to the fullest extent permitted by Texas law.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organization Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor its bylaws contain any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organization Code. The affiliated business combinations provisions of the Texas Business Organization Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to the shareholders of Prosperity.

BUSINESS OF TEXAS BANKERS

General

Texas Bankers is a Texas corporation and bank holding company registered under the BHC Act. Bank of Texas, a Texas banking association and wholly-owned subsidiary of Texas Bankers, provides commercial and retail banking services from its two locations in the Austin, Texas area and a third location in Thorndale, Texas.

Texas Bankers Activities

Texas Bankers operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. Texas Bankers offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, Bank of Texas provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. Bank of Texas offers consumers a variety of products and services, including automobile loans and debit cards. Bank of Texas offers all of its customers a full array of cash management and traditional deposit services.

Competition

The banking business is highly competitive, and Texas Bankers’ profitability is dependent on the ability to compete in its market areas. Texas Bankers competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other non-financial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than Bank of Texas offers. Texas Bankers expects competition from both financial and non-financial institutions to continue.

Texas Bankers’ competitive edge is built upon developing strong customer relationships through timely and effective service, and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within Texas Bankers’ profitability models and providing the banking services most important to its customers.

Facilities

Bank of Texas operates from two locations in the Austin area at 1005 Congress Avenue, which it leases, and 2829 Bee Cave Road, which it owns. Bank of Texas also operates a location at 108 South Main Street in Thorndale, Texas, which Texas Bankers owns.

Employees

As of September 30, 2011, Texas Bankers had 22 full-time and four part-time employees. Management of Texas Bankers considers its relations with its employees to be good. Texas Bankers is not a party to any collective bargaining agreement.

Legal Proceedings

Texas Bankers and Bank of Texas are from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to their respective business, neither Texas Bankers nor Bank of Texas is a party to, nor is any of their respective property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of Texas Bankers’ management, any such liability will not have a material adverse effect upon Texas Bankers’ financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF TEXAS BANKERS COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TEXAS BANKERS

The following table sets forth certain information regarding the beneficial ownership of Texas Bankers common stock as of September 30, 2011, by (1) each director and executive officer of Texas Bankers, (2) each person who is known by Texas Bankers to own beneficially 5% or more of the common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Texas Bankers believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Texas Bankers.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Directors and Executive Officers
Milton E. Black	1,268	*
George M. Boyd, Jr.	5,486	3.32%
Richard W. Chote	885	*
Andrew C. Elliott, Jr.	2,000	1.21
Lloyd P. Lochridge, Jr.	6,278	3.80
William R. Mathis, Jr.	2,280	1.38
J. Gordon Muir, Jr.	22,874	13.83
Donald C. Wukasch, M.D.(2)	13,470	8.14
Walter C. Wukasch II	1,048	*
Directors and Executive Officers as a group (9 persons)	55,589	33.61%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 165,380 shares of Texas Bankers common stock issued and outstanding as of September 30, 2011.
(2)	Comprised of 4,000 shares held by Wukasch Capital Corporation, of which Dr. Wukasch is the President, 2,600 shares held by Wukasch Foundation, of which Dr. Wukasch is the President, and 6,870 shares held by Wukasch Properties, LTD, L.L.P., of which Dr. Wukasch is the general partner.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of September 30, 2011, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,438,241	(2)	7.37%
Directors and Executive Officers
James A. Bouligny	320,412		*
William H. Fagan, M.D.	912,422	(3)	1.95
Peter Fisher	30,244	(4)	*
Leah Henderson	17,007	(5)	*
David Hollaway	131,821	(6)	*
Ned S. Holmes	419,389	(7)	*
Perry Mueller, Jr., D.D.S.	334,125	(8)	*
James D. Rollins III	176,319	(9)	*
Harrison Stafford II	295,506	(10)	*
Robert Steelhammer	257,220	(11)	*
H. E. Timanus, Jr.	321,396	(12)	*
David Zalman	666,010	(13)	1.42
Ervan E. Zouzalik	106,494		*
Directors and Executive Officers as a Group (13 persons)	3,988,365	(14)	8.48%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 46,892,944 shares of Prosperity common stock outstanding as of September 30, 2011. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)

The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 8, 2011 by BlackRock, Inc. Includes shares held by each of BlackRock Asset Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of Prosperity’s total outstanding common shares.

(3)	Includes 81,957 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Dr. Fagan is associated.
(4)	Includes 8,635 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 4,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(5)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.

(6)	Includes 2,047 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse, 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 5,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse.
(7)	Includes 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 102,034 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(8)	Includes 256,239 shares held of record by an IRA account, 60,979 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,193 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,193 shares held of record by his spouse.
(9)	Includes 30,801 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account, 45,928 shares held of record by a limited partnership, of which Mr. Rollins is the manager, and 40,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Rollins, 45,928 shares are pledged as collateral.
(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer. Of the shares beneficially owned by Mr. Steelhammer, 50,000 shares are pledged as collateral.
(12)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners and 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(13)	Includes 15,208 shares held of record by Mr. Zalman as custodian for his minor children and 56,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(14)	Includes 125,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the NASDAQ Global Select Market under the symbol “PRSP.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in NASDAQ’s Global Select Market listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by NASDAQ and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2009	First Quarter	$30.00	$20.04	$0.1375
	Second Quarter	31.23	26.20	0.1375
	Third Quarter	37.36	28.13	0.1375
	Fourth Quarter	41.18	33.62	0.1550

2010	First Quarter	$42.55	$37.93	$0.1550
	Second Quarter	43.66	34.31	0.1550
	Third Quarter	36.05	28.27	0.1550
	Fourth Quarter	39.96	30.37	0.1750

2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter (through October [—], 2011)	[—]	[—]	—

Texas Bankers shareholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in a decrease of the exchange ratio or the addition of cash consideration. Because of the possibility of a decrease to the exchange ratio and the possible addition of cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, if any, you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends of $0.1750 per share. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Texas Bankers

The shares of Texas Bankers common stock are not publicly traded and management is not aware of any recent trades in the common stock of Texas Bankers. There is no active market for Texas Bankers common stock and management does not expect one to develop.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (1) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 46,892,944 shares of which are outstanding as of September 30, 2011; and (2) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Texas Bankers by Larry E. Temple, Austin, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of Texas Bankers knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference,” which means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC.

Prosperity SEC Filings (File No. 0-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Proxy Statement for Annual Meeting filed on March 18, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Current Report on Form 8-K filed on April 25, 2011;

•	Current Report on Form 8-K filed on April 25, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	Amendment to Current Report on Form 8-K filed on April 25, 2011;

•	Current Report on Form 8-K filed on September 14, 2011; and

•	The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statement on Form 8-A dated November 10, 1998.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by [—], 2011.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of Texas Bankers in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor Texas Bankers has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Texas Bankers has supplied all of the information about Texas Bankers and Bank of Texas contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

TEXAS BANKERS, INC.

Dated as of September 13, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Officers and Directors
Exhibit D	Form of Release by Company

SCHEDULES

Schedule 3.1(e)	Subsidiaries
Schedule 3.4	Investment Securities
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.8(a)	Real Property
Schedule 3.9	Personal Property
Schedule 3.11	Litigation
Schedule 3.12(b)	Extension to File Tax Returns
Schedule 3.12(d)	Income Tax Returns
Schedule 3.12(f)	Tax Sharing Agreements
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance
Schedule 3.15	Third Party Consents
Schedule 3.17	Regulatory Actions and Approvals
Schedule 3.20(a)	Compensation and Benefit Plans
Schedule 3.21	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.22	Brokers, Finders and Financial Advisors
Schedule 3.27	Intellectual Property Rights
Schedule 3.29	Shareholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(xviii)	Capital Expenditures
Schedule 5.6(b)	Persons to Sign Employment Agreements
Schedule 10.5	Termination of Change in Control Agreements

-v-

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of September 13, 2011 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Texas Bankers, Inc. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each of the members of the Board of Directors and certain officers of the Company and the Bank (as defined below) and holders of 10% or more of Company Common Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the shares of Company Common Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that following the Merger, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and Bank of Texas (the “Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of the Company. The Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (“TDB”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted as provided in Sections 2.2(b), 2.2(c) and 2.3, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, including any stock appreciation rights or any options, warrants or other rights to acquire, or convertible into, any capital stock of the Company (other than any Dissenting Shares (as defined in Section 2.4 hereof)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 315,000 (the “Stock Consideration”) by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional share of Prosperity Common Stock (together with any Cash Consideration to be paid pursuant to Section 2.2(b) hereof, the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price (as defined in Section 2.2(d) hereof) by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Exchange Ratio.

(a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Company Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Closing Price shall be:

(i) less than $34.78; and

(ii) the percentage difference between:

(A) $43.47 (the average of the closing price of Prosperity Common Stock for the twenty (20) consecutive trading days ending on and including August 4, 2011) and (B) the Average Closing Price is greater than the percentage difference between:

(Y) $46.37 (the average of the closing price of the KBW Bank Index for the twenty (20) consecutive trading days ending on and including August 4, 2011) and (Z) the average of the closing price of the KBW Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the fifth trading day preceding the Closing Date, then the Company may give notice of its intent to terminate the Agreement as provided in Section 9.1(e) hereof; subject to Prosperity’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash (the “Cash Consideration”) so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than $10,955,700. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(e)), it shall give prompt written notice to the Company of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the amount of the Cash Consideration and shall include a calculation of the adjusted Merger Consideration. Any references in this Agreement to “Merger Consideration” shall thereafter be deemed to refer to the Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

(c) In the event the Average Closing Price of Prosperity Common Stock shall be greater than $52.16, Prosperity shall decrease the Exchange Ratio so that as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no more than $16,430,400. Upon the occurrence of any adjustment pursuant to this Section 2.2(c), any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to such adjustment.

(d) “Average Closing Price” of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on The NASDAQ Stock Market, Inc. National Market System (“NASDAQ”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) In the event that the Company’s Equity Capital (as defined below) on the Closing Date shall be less than $7,500,000, the Merger Consideration, as may have been adjusted pursuant to Sections 2.2(b) or 2.2(c) hereof, will be reduced by an amount equal to the difference between $7,500,000 and the Company’s Equity Capital on the Closing Date. Any reduction will first be made to the Cash Consideration, if any, and then to the value of the Stock Consideration by subtracting (i) the quotient of such deficiency divided by the Average Closing Price (rounded to the nearest whole number) from (ii) the 315,000 shares of Prosperity Common Stock that comprise the Stock Consideration.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Company shall include adjustments made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) any fees and commissions payable to any broker or finder, financial advisor or investment banking firm, (iv) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9 hereof, (v) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date, (vi) the after-tax amount of any payments to be made by the Company or the Bank pursuant to any existing employment agreements, change in control agreements, salary continuation agreements or other similar agreements or severance, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those pursuant to Section 10.5 hereof, (vii) the after-tax amount of any cost to fully fund all employee benefit and retirement plans, and (viii) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10 hereof. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Prosperity pursuant to Section 5.8 hereof.

Section 2.4 Dissenting Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5 Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, if any and as may be adjusted pursuant to Sections 2.2(b), 2.2(c) and 2.3 hereof, (B) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any, and (C) holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within eight (8) business days after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Company Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, as may be adjusted pursuant to Sections 2.2 and 2.3 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and a duly executed letter of transmittal to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and a duly executed letter of transmittal in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Prosperity upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, provided that the amount of such bond shall not exceed such shareholder’s pro rata portion of the Merger Consideration attributable to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Each of the Company and the Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB. The Bank does not have “trust powers” and does not conduct trust activities.

(d) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(c) hereof), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1(e), neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, 165,380 of which are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 5,000,000 shares of common stock, $100.00 par value per share, 450 of which are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries. The outstanding capital stock of the Company’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(d) There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Common Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Common Stock.

(f) The Company has not paid any dividends on the Company Common Stock after December 31, 2010.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement (and any related documents), and the Company and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, and has directed that the Agreement be submitted to the Company’s shareholders for approval and adoption. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of December 31, 2010, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income, changes in shareholders’ equity and cash flows as of and for the six months ended June 30, 2011 and 2010 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2010, and for the six months ended June 30, 2011. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements fairly present the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end adjustments. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor any Subsidiary had any material liabilities, fixed or contingent, except as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (together, the “Loans“), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of June 30, 2011 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Company or any regulatory agency with supervisory jurisdiction over the Company, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation could have a Material Adverse Effect on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of June 30, 2011. To the knowledge of the Company, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Real Property Owned or Leased.

(a) Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by the Company or the Bank, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.8(a), title insurance policies for the owned real property referred to in Schedule 3.8(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or a Bank, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9 Personal Property. Except as set forth in Schedule 3.9, the Company and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10 Environmental Laws. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the knowledge of the Company or any of its Subsidiaries, (A) no asbestos was used in the construction of any portion of any Company Real Property and (B) no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill. There are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company and its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.11 Litigation and Other Proceedings. Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Company or any Subsidiary, threatened before any court or administrative body in any manner against the

Company or any Subsidiary, or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries, or any officer or director thereof subsequent to the date of this Agreement. The Company does not know of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.12 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions on the Code.

(b) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Except as set forth in Schedule 3.12(b), neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Company or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for taxable periods beginning after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all periods beginning after December 31, 2006.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011, 6111 and 6112 of the Code. If the Company or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Except as set forth in Schedule 3.12(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries or Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) Neither the Company nor any of its Subsidiaries is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(k) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2010, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.13 Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.21 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.20(a);

(iii) except as set forth in Schedule 3.8(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Common Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Common Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.13 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.13 has been delivered or made available to Prosperity.

Section 3.14 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Constituent Documents, (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all consents of third parties set forth on Schedule 3.15 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.16 Compliance with Laws and Regulatory Filings.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company and the consents of the third parties set forth in Schedule 3.15, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of the Company except for certain instruments necessary to consummate the Merger contemplated hereby.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the FDIC, the TDB, or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company and its Subsidiaries. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

Section 3.17 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any regulatory authority having jurisdiction over the Company or any Subsidiary. Except as set forth in Schedule 3.17, neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.18 Absence of Certain Changes. Since December 31, 2010, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.19 Employment Relations. The relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.20 Compensation and Benefit Plans.

(a) Schedule 3.20(a) lists all employee benefit plans, arrangements or agreements providing benefits to any current or former employees, directors or consultants of the Company or any of its Subsidiaries that are sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its Subsidiaries, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) Neither the Company nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of the Company or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of the Company or any of its respective ERISA Affiliates has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company now or following the Closing. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (5) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or in the aggregate, could give rise to the payment by the Company of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, the Company does not have any liability to provide post-retirement health or life benefits to any employee or former employee of the Company.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.21 Deferred Compensation and Salary Continuation Arrangements. Schedule 3.21 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, fully accrued for on the Company Financial Statements. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.22 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.22, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.23 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.24 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.25 Deposits. No deposit of the Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.26 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.27 Intellectual Property Rights.

(a) Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28 Fraud; Bank Secrecy Act; USA PATRIOT Act. The Company and the Bank have neither had nor suspected any incidents of fraud or defalcation during the last two years. Each of the Company and the Bank is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of the Company and the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.29 Shareholders’ List. Schedule 3.29 contains a true, correct and complete list of the holders of shares of Company Common Stock as of a date within ten (10) business days prior to the date hereof, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.30 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act and/or the Securities Act of the State of Texas, and all other applicable laws or were exempt from any such registration requirements.

Section 3.31 Fiduciary Responsibilities. The Bank has performed in all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.32 Dissenting Shareholders. The Company and its directors and officers have no knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Common Stock in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.33 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company, including Sections 21.601 – 21.610 of the TBOC.

Section 3.34 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Hovde Financial, Inc. dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view, and such opinions will be updated as of the date of the Proxy Statement (defined in Section 6.2 hereof). Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 46,930,032 shares of which are issued and 46,892,944 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (ii) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2011 and June 30, 2011, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31 and June 30, 2011 and 2010. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Reports on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

Section 4.7 Securities and Exchange Commission Reporting Obligations. Since December 31, 2007, Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.9 Absence of Certain Changes. Since June 30, 2011, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company shall, through the Board of Directors of the Company, recommend to the holders of Company Common Stock the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, and shall not withdraw, amend or modify in a manner adverse to Prosperity the recommendation of the Board of Directors of the Company. The Company will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this

Agreement, including such actions as it and Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (c) the institution or threat of any litigation against the Company or any Subsidiary or (d) the occurrence of any event or the failure of any event to occur on the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of the Company Common Stock or other capital stock of the Company;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $100,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $100,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Common Stock, other than the payment of dividends from the Bank to the Company or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Common Stock;

(x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;

(xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xiv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

(xv) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xvii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xviii) make any capital expenditure which would exceed an aggregate of $25,000, except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xviii);

(xix) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xx) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxi) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiii) settle any claim, action or proceeding involving payment by it of money damages or impose any material restriction on the operations of the Company or any of its Subsidiaries;

(xxiv) make any changes to its investment securities portfolio from that as of December 31, 2010, or the manner in which the portfolio is classified or reported; provided, however, that the Company may sell its investment securities; or

(xxv) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books, records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the

Company’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision. Neither the Company nor any of its directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to, (a) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Company, (b) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Company representing ten percent or more of the assets of the Company, excluding any sale of loans in the ordinary course of business consistent with past practice or (c) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of the Company. The Company agrees to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or proposals for any of the foregoing transactions and provide reasonable detail as to the identity of the person making such proposal and the nature of such proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Additional Agreements.

(a) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director and certain officers of the Company and the Bank and each holder of ten percent (10%) or more of the issued and outstanding Company Common Stock.

(b) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment agreements executed by each of the persons listed on Schedule 5.6(b).

(c) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each of the directors of the Company and the Bank who does not deliver an employment agreement pursuant to Section 5.6(b).

Section 5.7 Termination of Data Processing Contracts. The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such data processing contracts.

Section 5.8 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this

Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to Company.

Section 5.9 Directors’ and Officers’ Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current bankers blanket bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company.

Section 5.10 Allowance for Loan Losses. The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 2.50% of total loans (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately prior to the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.8(a), the Company will use its best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Company and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises of the Company or the Bank by Prosperity.

Section 5.12 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitation in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of the Company and the Bank (including, but not limited to, meetings of the loan and discount and asset and liability management committees). The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13 Releases.

(a) Each of the directors and officers (with a title of Vice President or above as of the date hereof) of the Company and the Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”) effective as of the Effective Time releasing the Bank from any and all claims by such directors and officers (except as described in such instrument).

(b) The Company will deliver to each of the directors and officers who executed a Director/Officer Release, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit D attached hereto (“Company Release”) effective as of the Effective Time releasing such directors and officers from claims by the Company (except as described in such instrument).

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation, the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Company; (ii) any past or present event, condition or circumstance that would require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure in excess of $25,000 or that could reasonably be expected to have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could reasonably be expected to have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Company Real Property, the removal or abatement of which would have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15 Bank Transaction. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the combination of the Bank with Prosperity Bank through merger, purchase and assumption or otherwise following the Effective Time.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file all necessary applications with the Federal Reserve, the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities

Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NASDAQ Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for listing on NASDAQ and use its reasonable best efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Prosperity Common Stock issued to any shareholder of the Company who may be deemed to be an Affiliate of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books, records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (ii) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Confidentiality Agreement dated April 13, 2011 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) The Company shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of the Company who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock option plans and plans described in paragraph (c) of this Section 7.4), sponsored by Prosperity or Prosperity Bank to the extent the Company sponsored a similar type of plan in which the Company Employees participated immediately prior to the Closing Date. To the extent permitted by such plans, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents, unless such waiting periods or exclusions would not have been waived under the similar plans of the Company in which such Company Employee participated immediately prior to the Closing Date. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year. Prosperity further agrees to credit each Company Employee and their eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles already incurred during such year, under the Company’s group health plan.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan).

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable, but in no event earlier than January 1, 2012, within a sixty (60) day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Company and the regulatory approvals of the Federal Reserve Board, FDIC, TDB and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time shall not have occurred on or before the one hundred and twentieth (120th) day following the date of this Agreement, unless regulatory approval has not been received within the time required to consummate the Merger on or before the 120th day, in which case the Merger shall not have become effective on or before the one hundred and fiftieth (150th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and the Company; provided, however, that the right to terminate under this

Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date; or

(iv) the approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Company if (i) Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article XI have not been met or waived by the Company. In the event the Board of Directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(b)(i) above, the Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Prosperity if (i) the Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) if the conditions set forth in Article X have not been met or waived by Prosperity, (iii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank that are unacceptable to Prosperity or (iv) any of the conditions set forth in Section 5.14(c) hereof shall have occurred. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i) above, the Board of Directors must notify the Company in writing of its intent to terminate stating the cause therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated any time prior to Closing by the Board of Directors of the Company at any time during the five-day period following the fifth trading day immediately preceding the Closing Date (the “Determination Date”), if the Average Closing Price of the Prosperity Common Stock shall be less than $34.78, subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.2(b) hereof (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice (as defined in Section 2.2(b) hereof) to the Company during the five-day period following receipt of the termination notice previously sent by the Company, whereupon the such notice of termination shall be null and void and of no effect, the Company shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(e) and this Agreement shall remain in effect in accordance with its terms (except for the payment of the Cash Consideration). Any references in this Agreement to the “Merger Consideration” shall thereafter be deemed to refer to the Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If Prosperity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Determination Date, the prices for the Prosperity Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(e).

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Prosperity or the Company as provided in Section 9.1 and the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties pursuant to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4 Releases and Resignations. Each director and officer (with a title of Vice President or above) of the Company and the Bank shall have delivered to Prosperity a Director/Officer Release. The Company shall have delivered to each person who delivered a Director/Officer Release, a Company Release. The directors of each of the Company and the Bank shall have delivered to Prosperity their respective resignations.

Section 10.5 Termination of Change in Control Agreements. Each of the change in control agreements between the Company and/or the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective change in control agreement.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6(b) shall have entered into an employment agreement with Prosperity and/or Prosperity Bank.

(b) Each of the directors of the Company and the Bank who does not deliver an employment agreement pursuant to Section 5.6(b) shall have entered into a Director Non-competition Agreement.

Section 10.7 Shareholder Vote; Dissenters’ Rights. Each of the directors and certain officers of the Company and the Bank and holders of ten percent or more of Company Common Stock shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date.

The holders of Company Common Stock shall have each approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders. Holders of shares representing no more than five percent (5%) of the issued and outstanding Company Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

Section 10.8 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries shall have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties pursuant to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate signed by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the transactions contemplated hereby, which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are unacceptable to Prosperity and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Larry E. Temple, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on NASDAQ.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention: Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Attention: Mr. Peter Fisher

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to the Company:

Texas Bankers, Inc.

1005 Congress Avenue

Austin, Texas 78767

Fax No.: (512) 485-7697

Attention: J. Gordon Muir, Jr.

With a copy to:

Larry E. Temple

400 W. 15th Street, Suite 1510

Austin, Texas 78701

Fax No.: (512) 477-4478

Attention: Mr. Larry E. Temple

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver . At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

TEXAS BANKERS, INC.

By:	/s/ J. Gordon Muir, Jr.
J. Gordon Muir, Jr.
Chairman of the Board and President

Exhibit A

VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of September 13, 2011, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), Texas Bankers, Inc., a Texas corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Company and Bank of Texas, a Texas banking association and wholly-owned subsidiary of the Company (the “Bank”), and shareholders who own 10% or more of Company Common Stock have agreed to vote his or her shares of Company Common Stock in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, the Company and Prosperity are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Shareholders hereby severally represents and warrants to Prosperity and the Company that such Shareholder is the registered owner or beneficial owner of or has full voting power with respect to the number of the shares of Company Common Stock set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this letter agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1 of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of the Company for the purpose of voting to approve the Agreement and the transactions contemplated thereby.

2. Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Common Stock acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting and (b) against approval of any proposal made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Meeting or any other meeting of shareholders held prior or subsequent to the Meeting. If there has been a modification or amendment to the Agreement that reduces the Merger Consideration (as defined in the Agreement), other than an adjustment to or change in the form of the Merger Consideration provided for in the Agreement, this Section 2 shall be inapplicable.

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3. Each Shareholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Company’s Board to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of such person after becoming aware that the person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Prosperity requests that is available to the Shareholder regarding any Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Company’s Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement.

4. In order to better effect the provisions of Section 2 hereof, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint James D. Rollins III and Peter Fisher (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration, other than any adjustment to or change in the form of the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Shareholder acknowledges that Prosperity and the Company are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 21.369 of the Texas Business Organizations Code (“TBOC”). Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Agreement in accordance with its terms or (ii) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement as set forth in Section 2 hereof.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director (if applicable). Each Shareholder however confirms that such Shareholder will be able to make the representations set forth in Section 1 and to take all of the actions required by Sections 2 through 4 of this Voting Agreement without any conflict with such Shareholder’s obligations as a director (if applicable) and that accordingly nothing in the preceding sentence shall be deemed to limit or impair such Shareholder’s agreements in Sections 1 through 4.

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10. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms.

11. Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Prosperity and each of the Shareholders.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which they may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

Address:

Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027 Attention: David Zalman

COMPANY:

TEXAS BANKERS, INC.

By:
Name:	J. Gordon Muir, Jr.
Title:	Chairman of the Board and President

Address:

1005 Congress Avenue P. O. Box 1515 Austin, Texas 78767 Attention: J. Gordon Muir, Jr.

[Company Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholders:

1005 Congress Avenue

P. O. Box 1515

Austin, TX 78767

Milton E. Black
Number of Shares: 1,268

George M. Boyd, Jr.
Number of Shares: 5,486

Richard W. Chote
Number of Shares: 885

Andrew C. Elliott, Jr.
Number of Shares: 2,000

Lloyd P. Lochridge, Jr.
Number of Shares: 6,278

William R. Mathis, Jr.
Number of Shares: 2,280

J. Gordon Muir, Jr.
Number of Shares: 22,874

Wukasch Capital Corporation

By:
Don C. Wukasch President Number of Shares: 4,000

Wukasch Foundation

By:
Don C. Wukasch President Number of Shares: 2,600

[Shareholder Signature Page to Voting Agreement]

Wukasch Properties, LTD, L.L.P.

By:
Don C. Wukasch General Partner Number of Shares: 6,870

Walter C. Wukasch II
Number of Shares: 1,048

[Shareholder Signature Page to Voting Agreement]

Appendix B

September 12, 2011

Board of Directors

Texas Bankers, Inc.

2829 Bee Cave

Austin, Texas 78746

Dear Members of the Board:

We understand that Texas Bankers, Inc. (the “Company”) and Prosperity Bancshares, Inc (“Prosperity”) are about to enter into an Agreement and Plan of Reorganization, to be dated on or about September 12, 2011 (the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”). It is contemplated that following the Merger, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and Bank of Texas (the “Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity. Pursuant to the Agreement, and, except as otherwise set forth therein, unless otherwise adjusted as provided in Sections 2.2(b), 2.2(c) and 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.4 of the Agreement)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 315,000 (the “Stock Consideration”) by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional share of Prosperity Common Stock (together with any Cash Consideration to be paid pursuant to Section 2.2(b) of the Agreement, the “Merger Consideration”). The foregoing descriptions of the Merger, Stock Consideration, Merger Consideration, and the Agreement are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement. In connection therewith, you have requested our opinion as to whether the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of the Company from a financial point of view.

We note that Section 2.2 of the Agreement provides for a possible adjustment of the Exchange Ratio contemplated by the Agreement based on (a) changes in the number of shares of Prosperity Common Stock by reason of any stock dividends, or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time, and (b) changes in the Average Closing Price of Prosperity Common Stock, but only if such average price is outside of an agreed range. A change in the number of shares of Prosperity Common Stock for the foregoing reasons will not change the value as of the closing date of the total Merger Consideration paid to the Company’s shareholders. Changes in the Average Closing Price of Prosperity Common Stock within the agreed range will cause the aggregate total Merger Consideration to vary from a low of approximately $10,955,400 to a high of approximately $16,430,400 as of the closing date.

Board of Directors

Texas Bankers, Inc.

We further note that Section 2.3 of the Agreement provides for certain potential adjustments to the Merger Consideration in the event that the Company’s Equity Capital (as defined in the Agreement) on the Closing Date shall be less than $7,500,000. Since the Company’s actual Equity Capital as of the Calculation Date, as described in the Agreement, and related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments in the Merger Consideration attributable to a decline Equity Capital, if any, have not been accounted for in this fairness opinion. Our opinion assumes that the Company’s Equity Capital will be equal to or greater than $7,500,000 and that no adjustment to the Merger Consideration will occur.

For purposes of the opinion, we have therefore assumed that Prosperity will issue 1.9047 shares of Prosperity Common Stock for each share of Company Common Stock, for total Merger Consideration of not less than $10,955,400 and not more than $16,430,400.

Hovde Financial, Inc. (“Hovde”), as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by the Company to act as their financial advisor in connection with the Merger.

We will receive compensation from the Company in connection with our services, which may include, without limitation, an initial fee for providing general financial advisory services, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and any party to the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning the Company and Prosperity;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iv)	analyzed financial projections prepared by certain members of the Company’s senior management;

(v)	discussed with certain members of the Company’s and Prosperity’s senior management, the business, financial condition, results of operations and future prospects of the Company;

(vi)	evaluated the pro forma ownership of Prosperity’s Common Stock by the holders of the Company’s Common Stock relative to the pro forma contribution of the Company’s assets, liabilities, equity and earnings to the combined company;

(vii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(viii)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

Board of Directors

Texas Bankers, Inc.

(ix)	assessed the general economic, market and financial conditions;

(x)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the financial services industry; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information provided to us by the parties to the Agreement, which has formed a substantial basis for this opinion, are true and complete. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared by the Company on a basis reflecting the best currently available information and the Company’s judgments and estimates. Further, we have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company and Prosperity are in the aggregate adequate to cover such losses. We were not retained to, and did not conduct, a physical inspection of any of the properties or facilities of the Company or Prosperity. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Prosperity, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to parties to the Agreement. The Company has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. Further, we have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the parties to the Agreement that would have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed upon in our engagement letter.

Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Further, our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation to be received by any of the Company’s officers, directors or employees, or class of such persons, relative to the Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the best price that could be obtained in the Merger. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. This opinion was approved by Hovde’s fairness committee.

Board of Directors

Texas Bankers, Inc.

This letter is for the information of the board of directors of the Company in connection with its consideration of the proposed Merger and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Company’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of the Company from a financial point of view.

Sincerely,

/s/ Hovde Financial, Inc.
HOVDE FINANCIAL, INC.

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of September 13, 2011, by and between the Registrant and Texas Bankers, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

Exhibit(1)	Description

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Larry E. Temple as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Larry E. Temple, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Hovde Financial, Inc.

99.2	Form of Proxy for Special Meeting of Shareholders of Texas Bankers, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on October 17, 2011.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Zalman and James D. Rollins III and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 17, 2011
David Zalman

/s/ David Hollaway	Chief Financial Officer (principal financial officer and principal accounting officer)	October 17, 2011
David Hollaway, CPA

/s/ James A. Bouligny	Director	October 17, 2011
James A. Bouligny

/s/ William H. Fagan, M.D.	Director	October 17, 2011
William H. Fagan, M.D.

/s/ Leah Henderson	Director	October 17, 2011
Leah Henderson

/s/ Ned S. Holmes	Director	October 17, 2011
Ned S. Holmes

/s/ Perry Mueller, Jr., D.D.S.	Director	October 17, 2011
Perry Mueller, Jr., D.D.S.

/s/ James D. Rollins III	Director	October 17, 2011
James D. Rollins III

/s/ Harrison Stafford II	Director	October 17, 2011
Harrison Stafford II

/s/ Robert H. Steelhammer	Director	October 17, 2011
Robert H. Steelhammer

/s/ H. E. Timanus, Jr.	Director	October 17, 2011
H. E. Timanus, Jr.

/s/ Ervan E. Zouzalik	Director	October 17, 2011
Ervan E. Zouzalik

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of September 13, 2011, by and between the Registrant and Texas Bankers, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Larry E. Temple as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Larry E. Temple, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Hovde Financial, Inc.

99.2	Form of Proxy for Special Meeting of Shareholders of Texas Bankers, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.